                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1



                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               LIQUID AUDIO, INC.

                             APRIL ACQUISITION CORP.

                                       AND

                          ALLIANCE ENTERTAINMENT CORP.


                           Dated as of June 12, 2002,
                 and as amended and restated as of July 14, 2002

                                TABLE OF CONTENTS


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
ARTICLE I THE MERGER .................................................................    2
         1.1. The Merger .............................................................    2
         1.2. Effective Time; Closing ................................................    2
         1.3. Effect of the Merger ...................................................    2
         1.4. Articles of Incorporation and Bylaws; Directors and Officers ...........    2
         1.5. Effect on Capital Stock ................................................    3
         1.6. Dissenting Shares ......................................................    4
         1.7. Treatment of Derivative Securities; Assumption of Stock Options ........    4
         1.8. Surrender of Certificates ..............................................    5
         1.9. No Further Ownership Rights in Alliance Stock ..........................    7
         1.10. Lost, Stolen or Destroyed Certificates ................................    7
         1.11. Tax Consequences ......................................................    8

ARTICLE IA THE OFFER .................................................................    8
         1A.01  The Offer ............................................................    8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF ALLIANCE ................................    9
         2.1. Organization; Standing and Power; Charter Documents; Subsidiaries ......    9
         2.2. Alliance Capital Structure .............................................   10
         2.3. Authority; Non-Contravention; Necessary Consents .......................   11
         2.4. Alliance Financial Statements; Undisclosed Liabilities .................   13
         2.5. Absence of Certain Changes or Events ...................................   13
         2.6. Taxes ..................................................................   14
         2.7. Intellectual Property ..................................................   15
         2.8. Compliance; Permits ....................................................   18
         2.9. Litigation .............................................................   19
         2.10. Brokers' and Finders' Fees ............................................   19
         2.11. Contracts .............................................................   19
         2.12. Employee Matters and Benefit Plans ....................................   20
         2.13. Real Property .........................................................   24
         2.14. Sale of Businesses ....................................................   24
         2.15. Interested Party Transactions .........................................   24
         2.16. Title to Properties ...................................................   25
         2.17. Environmental Matters .................................................   25
         2.18. Disclosure ............................................................   25
         2.19. Board Approval ........................................................   26
         2.20. Voting Agreement ......................................................   26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF LIQUID .................................   26
         3.1. Organization; Standing and Power; Charter Documents; Subsidiaries ......   26
         3.2. Liquid Capital Structure ...............................................   27
         3.3. Authority; Non-Contravention; Necessary Consents .......................   28
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
         3.4. Liquid SEC Filings; Liquid Financial Statements; Undisclosed Liabilities   29
         3.5. Absence of Certain Changes or Events ...................................   30
         3.6. Taxes ..................................................................   30
         3.7. Intellectual Property ..................................................   32
         3.8. Compliance; Permits ....................................................   34
         3.9. Litigation .............................................................   35
         3.10. Brokers' and Finders' Fees ............................................   35
         3.11. Contracts .............................................................   35
         3.12. Employee Matters and Benefit Plans ....................................   36
         3.13. Real Property .........................................................   39
         3.14. Interested Party Transactions .........................................   39
         3.15. Title to Properties ...................................................   40
         3.16. Environmental Matters .................................................   40
         3.17. Disclosure ............................................................   40
         3.18. Board Approval ........................................................   40
         3.19. Interim Operations of Merger Sub. .....................................   41
         3.20. Fairness Opinion ......................................................   41
         3.21. Rights Agreement ......................................................   41

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME .......................................   41
         4.1. Conduct of Business by Liquid ..........................................   41
         4.2. Conduct of Business by Alliance ........................................   44

ARTICLE V ADDITIONAL AGREEMENTS ......................................................   46
         5.1. Prospectus/Proxy Statement; Registration Statement; Offer Documents ....   46
         5.2. Meetings of Stockholders ...............................................   47
         5.3. Acquisition Proposals ..................................................   47
         5.4. Confidentiality; Access to Information; No Modification of
              Representations, Warranties or Covenants ...............................   50
         5.5. Public Disclosure ......................................................   51
         5.6. Regulatory Filings; Reasonable Efforts .................................   51
         5.7. Notification of Certain Matters ........................................   52
         5.8. Third-Party Consents ...................................................   53
         5.9. Indemnification of Officers and Directors ..............................   53
         5.10. Directors and Officers of Liquid After the Effective Time .............   53
         5.11. Nasdaq Listing ........................................................   54
         5.12. Alliance Affiliates; Restrictive Legend ...............................   54
         5.13. Tax Matters ...........................................................   54
         5.14. Conversion of Alliance Preferred Stock ................................   54
         5.15. 401(k) Pension Plan ...................................................   54
         5.16. Section 16 Exemption ..................................................   55
         5.17. Registration Rights ...................................................   55
         5.18. Increasing Authorized Liquid Common Stock after Merger ................   55
         5.19. Alternative Arrangements ..............................................   55

ARTICLE VI CONDITIONS TO THE MERGER ..................................................   55
         6.1. Conditions to Obligations of Each Party to Effect the Merger ...........   55
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         6.2. Additional Conditions to Obligations of Alliance .......................   56
         6.3. Additional Conditions to the Obligations of Liquid .....................   57

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER ........................................   58
         7.1. Termination ............................................................   58
         7.2. Notice of Termination; Effect of Termination ...........................   60
         7.3. Fees and Expenses ......................................................   60
         7.4. Amendment ..............................................................   61
         7.5. Extension; Waiver ......................................................   61

ARTICLE VIII GENERAL PROVISIONS ......................................................   61
         8.1. Non-Survival of Representations and Warranties .........................   61
         8.2. Notices ................................................................   61
         8.3. Interpretation .........................................................   62
         8.4. Counterparts ...........................................................   63
         8.5. Entire Agreement; Third-Party Beneficiaries ............................   63
         8.6. Severability ...........................................................   64
         8.7. Other Remedies; Specific Performance ...................................   64
         8.8. Governing Law ..........................................................   64
         8.9. Rules of Construction ..................................................   64
         8.10. Assignment ............................................................   64
         8.11. Waiver of Jury Trial ..................................................   64
         8.12. Computation of Time ...................................................   64
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                                      iii

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

      This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of June 12, 2002, and amended and restated as of July 14, 2002, by and among Liquid Audio, Inc., a Delaware corporation ("LIQUID"), April Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Liquid (the "MERGER SUB"), and Alliance Entertainment Corp., a Delaware corporation ("Alliance").

                                    RECITALS

      A. Liquid, Merger Sub and Alliance entered into an Agreement and Plan of Merger dated as of June 12, 2002 (the "ORIGINAL AGREEMENT").

      B. Liquid, Merger Sub and Alliance wish to amend and restate the Original Agreement in its entirety, effective as of the date set forth in the forepart hereof.

      C. The Boards of Directors of each of Liquid, Merger Sub and Alliance have approved, and deem it advisable and in the best interests of their respective corporations and stockholders to consummate, the business combination transaction provided for herein in which Merger Sub would merge with and into Alliance.

      D. The Boards of Directors of Liquid and Merger Sub have each determined that the Offer (as defined in Section 1A.01), is consistent with, and in furtherance of, their respective business strategies and goals.

      E. The Boards of Directors of Liquid, Merger Sub and Alliance have each determined that the transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

      F. Liquid and Alliance desire to make certain representations, warranties and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Merger.

      G. Concurrently with the execution of the Original Agreement, and as a condition and inducement to the parties' willingness to enter into the Original Agreement, AEC Associates, LLC, a Delaware limited liability company (the "PRINCIPAL STOCKHOLDER"), entered into a Voting Agreement (the "VOTING AGREEMENT"), which has been confirmed as of the date hereof.

      H. For Federal income tax purposes, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

      1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporate Law ("DGCL"), Merger Sub shall be merged with and into Alliance (the "MERGER"), and the separate corporate existence of Merger Sub shall cease. Alliance shall continue its corporate existence under the laws of the State of Delaware under the name "Alliance Entertainment Corp." and shall be a wholly-owned subsidiary of Liquid after the Merger. The Merger shall have the effect set forth in the DGCL. Alliance, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      1.2. Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Alliance and Liquid and specified in the Certificate of Merger) being the "EFFECTIVE TIME") on or as soon as practicable after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the Los Angeles offices of Milbank, Tweed, Hadley & McCloy LLP, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

      1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Alliance and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Alliance and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4. Articles of Incorporation and Bylaws; Directors and Officers.

      (a) At the Effective Time, the Certificate of Incorporation of Alliance, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended. The Bylaws of Alliance, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

      (b) At the Effective Time, the directors and officers of Alliance immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified.

      1.5. Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Alliance or any shares of capital stock of Alliance, the following shall occur:

            (a) Alliance Preferred Stock. Immediately prior to the Effective Time, each issued and outstanding share of preferred stock, $0.01 par value per share, of Alliance (the "ALLIANCE PREFERRED STOCK") shall be converted into shares of common stock, $0.0001 par value per share, of Alliance (the "ALLIANCE COMMON STOCK").

            (b) Alliance Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Alliance Common Stock issued and outstanding immediately prior to the Effective Time (including the shares of Alliance Common Stock issuable upon conversion of all outstanding shares of Alliance Preferred Stock), but excluding Dissenting Shares (as defined in Section 1.6) and any shares of Alliance Common Stock to be canceled pursuant to Section 1.5(d), will be automatically converted into the right to receive such number (the "EXCHANGE RATIO") of shares of common stock, par value $0.001 per share, of Liquid ("LIQUID COMMON STOCK") as would result in (i) the holders of shares of outstanding Alliance Common Stock immediately prior to the Effective Time (including the shares of Alliance Common Stock issuable upon conversion of all outstanding shares of Alliance Preferred Stock) owning 74% of the outstanding shares of Liquid Common Stock immediately after the Effective Time and (ii) the holders of shares of outstanding Liquid Common Stock immediately prior to the Effective Time owning 26% of the outstanding shares of Liquid Common Stock immediately after the Effective Time. The percentages in this Section 1.5(b) are subject to change only to the extent applicable due to rounding to accommodate the elimination of fractional shares pursuant to Section 1.5(e).

            (c) Merger Sub Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, $0.001 par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

            (d) Cancellation of Treasury and Liquid Owned Stock. Each share of Alliance Common Stock held by Alliance or Liquid or any direct or indirect wholly-owned subsidiary of Alliance or Liquid immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (e) No Fractional Shares. No fractional shares of Liquid Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Alliance Common Stock who would otherwise be entitled to receive a fraction of a share of Liquid Common Stock (after aggregating all fractional shares of Liquid Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holders' Certificate(s) (as defined in Section 1.8(c)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of Liquid Common Stock on The Nasdaq National Market on the last trading day immediately prior to the Effective Time.

      1.6. Dissenting Shares. Shares of capital stock of Alliance that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly perfected in accordance with Section 262 of the DGCL ("DISSENTING Shares"), shall not be converted into the right to receive the applicable shares of Liquid Common Stock pursuant to the Exchange Ratio at or after the Effective Time, unless and until the holder of such shares withdraws such holder's demand for appraisal rights or becomes ineligible for appraisal rights. If a holder of Dissenting Shares withdraws such holder's demand for appraisal rights or becomes ineligible for appraisal rights, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive Liquid Common Stock pursuant to the Exchange Ratio.

      1.7. Treatment of Derivative Securities; Assumption of Stock Options. As of the Effective Time, by operation of law and by virtue of the Merger and without any action on the part of any holder of any Alliance Options (as defined in Section 2.2(b)):

            (a) Liquid shall assume, subject to paragraph (b) below, Alliance's obligations under each of (i) the Amended and Restated 1998 General Stock Incentive Plan of Digital On-Demand, Inc., (ii) the 1998 Executive Stock Plan of Digital On-Demand, Inc. (iii) the Alliance Entertainment Corp. 1999 Equity Participation and Incentive Plan and (iv) the Alliance Entertainment Corp. 1999 Equity Participation Plan (collectively the "ALLIANCE OPTION PLANS"); and

            (b) each Alliance Option which, prior to the Effective Time, represented the right to acquire shares of Alliance Common Stock, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Liquid. Each Alliance Option so assumed by Liquid under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Alliance Option Plans (and any applicable stock option agreement for such Alliance Options) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Alliance Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Liquid Common Stock equal to the product of the number of shares of Alliance Common Stock that were issuable upon exercise of such Alliance Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Liquid Common Stock and (ii) the per share exercise price for the shares of Liquid Common Stock issuable upon exercise of each such assumed Alliance Option will be equal to the quotient determined by dividing the exercise price per share of Alliance Common Stock at which such Alliance Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. Each assumed Alliance Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time. As soon as reasonably practicable, Liquid will issue to each person who holds an assumed Alliance Option a document evidencing the foregoing assumption of such Alliance Option by Liquid. Without limitation, Liquid shall take all corporate action as required by Section 5.18 necessary to reserve for issuance a sufficient number of shares of Liquid Common Stock for delivery upon exercise of Alliance Options assumed in accordance with Sections 1.7(a) and 1.7(b).

            (c) Further Option Provisions. Liquid will take all such actions as may be necessary or advisable in order to implement the intent and effect of the arrangements set forth in Sections 1.7(a) and 1.7(b). In addition, within no more than 120 days of the Effective Time, Liquid will register on Form S-8 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), that number of shares of Liquid Common Stock equal to the number of shares of Liquid Common Stock issuable upon the exercise of the assumed Alliance Options.

            (d) Warrants. As of the Effective Time, by operation of law and by virtue of the Merger and without any action on the part of any holder thereof, all Alliance Warrants (as defined in Section 2.2(b)) that are then outstanding, if any, shall be assumed by Liquid in accordance with the terms of the instrument by which such Alliance Warrant is evidenced. All rights with respect to Alliance Common Stock (including rights to Alliance Common Stock issuable upon conversion of all outstanding shares of Alliance Preferred Stock) subject to outstanding Alliance Warrants shall thereupon be converted into rights with respect to Liquid Common Stock. Accordingly, from and after the Effective Time, each Alliance Warrant assumed by Liquid may be exercised solely for shares of Liquid Common Stock. Without limitation, Liquid shall take all corporate action as required by Section 5.18 necessary to reserve for issuance a sufficient number of shares of Liquid Common Stock for delivery upon exercise of all Alliance Warrants in accordance with this Section 1.7(d).

      1.8. Surrender of Certificates.

            (a) Exchange Agent. Liquid shall select an institution reasonably satisfactory to Alliance to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

            (b) Liquid to Provide Common Stock. At, or as soon as practicable after, the Effective Time, Liquid shall deposit in trust with the Exchange Agent for exchange in accordance with this Article I, the shares of Liquid Common Stock issuable and cash payable pursuant to Section 1.5(e) in exchange for outstanding shares of Alliance Common Stock. In addition, Liquid shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for any dividends or distributions which holders of shares of Alliance Common Stock may be entitled pursuant to Section 1.8(d). Any cash and Liquid Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

            (c) Exchange Procedures. At, or as soon as practicable after, the Effective Time, Liquid shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Alliance Common Stock (including shares of Alliance Common Stock issuable upon the conversion of Alliance Preferred Stock immediately prior to the Effective Time) whose shares were converted into the right to receive shares of Liquid Common Stock pursuant to Section 1.5(a) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Liquid may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Liquid Common Stock and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Liquid, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of shares of Liquid Common Stock and cash in lieu of fractional shares (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.5(b) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of shares of Liquid Common Stock and cash in lieu of fractional shares into which such shares of Alliance Common Stock (including shares of Alliance Common Stock issuable upon conversion of Alliance Preferred Stock immediately prior to the Effective Time) shall have been so converted and the right to receive any dividends or distributions payable pursuant to Section 1.8(d).

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Liquid Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Alliance Common Stock represented by such unsurrendered Certificates until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest,
(i) promptly after such surrender, the number of shares of Liquid Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Liquid Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Liquid Common Stock.

            (e) Transfers of Ownership. If shares of Liquid Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(c)) requesting such exchange will have paid to Liquid or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the issuance of shares of Liquid Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Liquid or any agent designated by it that such Tax has been paid or is not payable.

            (f) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Alliance Common Stock or Alliance Preferred Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

            (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Liquid Common Stock or Alliance Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Liquid on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Alliance stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Alliance stockholders pursuant to this Article I shall promptly be paid to Liquid.

            (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at Liquid's request, be delivered to Liquid and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to Liquid look only to Liquid for the shares of Liquid Common Stock pursuant to Section 1.5 and any dividends or other distributions pursuant to Section 1.8(d) with respect to the shares of Alliance Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Alliance Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by law, become the property of Liquid free and clear of any claims or interest of any Person previously entitled thereto.

      1.9. No Further Ownership Rights in Alliance Stock. All shares of Liquid Common Stock issued upon the surrender for exchange of shares of Alliance Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Alliance Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Alliance Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Liquid Common Stock and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Liquid may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Liquid and/or post a bond in favor of Liquid against any claim that may be made against Liquid, Alliance or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.11. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

                                   ARTICLE IA
                                    THE OFFER

            1A.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01 and none of the events set forth in Exhibit C hereto shall have occurred and be continuing, Liquid shall, in accordance with applicable law, commence (within the meaning of Rule 13e-4 under the Exchange Act) an issuer tender offer (the "OFFER") as promptly as practicable after the execution of this Agreement to acquire 10,000,000 issued and outstanding shares of Liquid Common Stock (the "MAXIMUM AMOUNT") for $3.00 per share (such amount, or any greater amount per share paid pursuant to the Offer, the "PER SHARE AMOUNT"), net to the seller in cash. The obligation of Liquid to consummate the Offer and to accept for payment and to pay for shares of Liquid Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit C hereto. Liquid expressly reserves the right to waive any such condition other than the Vote Condition (as defined in Exhibit C hereto) and to make any other changes in the terms and conditions of the Offer. Notwithstanding the foregoing, no change may be made which (i) changes the Per Share Amount, (ii) changes the form of consideration to be paid in the Offer,
(iii) changes the number of shares of Liquid Common Stock sought to be purchased in the Offer, or (iv) imposes conditions to the Offer in addition to those set forth in Exhibit C hereto; provided, however, that the Offer may be extended (1) for any period to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (2) after the initially scheduled expiration date if upon any expiration of the Offer any condition to the Offer shall not be satisfied and there is a reasonable basis to believe that such condition could be satisfied. Assuming the prior satisfaction or waiver of the conditions of the Offer and subject to the foregoing right to extend the Offer, Liquid shall pay for shares of Liquid Common Stock tendered pursuant to the Offer as soon as practicable after termination thereof, provided, however, that, if, at the expiration of the Offer, the number of shares of Liquid Common Stock that has been validly tendered and not withdrawn exceeds the Maximum Amount, the number of shares of Liquid Common Stock to be purchased by Liquid pursuant to the Offer shall be prorated in accordance with Rule 13e-4(f)(3) promulgated under the Exchange Act, so that the number of shares of Liquid Common Stock purchased by Liquid will equal the Maximum Amount.

            (b) As soon as practicable on the date of commencement of the Offer, Liquid shall file with the SEC a Tender Offer Statement on Schedule TO promulgated under the Exchange Act (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer, and take such steps as are reasonably necessary to cause the Offer to Purchase (as defined below) to be disseminated to the holders of shares of Liquid Common

Stock as and to the extent required by applicable federal securities laws. The Schedule TO shall contain an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all amendments and supplements thereto, the "OFFER DOCUMENTS"). Liquid shall correct promptly any information in the Offer Documents which shall have become false or misleading, and Liquid shall take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Liquid Common Stock, in each case as and to the extent required by applicable federal securities laws. Alliance shall cooperate with Liquid in such filings as provided in Section 5.1. Alliance and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC, and Liquid will provide Alliance and its counsel in writing with any comments that Liquid receives from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments and Alliance and its counsel shall be given an opportunity to review and comment on any response to such comments.

            (c) Promptly after the date hereof, Liquid shall request an exemption from the SEC from the requirements of Rule 102 of Regulation M in connection with the Offer and the Merger.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF ALLIANCE

      Alliance represents and warrants to Liquid as of June 12, 2002, subject to the exceptions disclosed in writing in the disclosure schedules supplied by Alliance to Liquid dated as of June 12, 2002 and certified by a duly authorized officer of Alliance (the "ALLIANCE SCHEDULES"), as follows:

      2.1. Organization; Standing and Power; Charter Documents; Subsidiaries.

            (a) Organization; Standing and Power. Alliance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary (as defined in Section 2.1(c)) is either a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Alliance and each of its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(b)) on Alliance and its Subsidiaries taken as a whole, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alliance and its Subsidiaries taken as a whole.

            (b) Charter Documents. Alliance has delivered to Liquid (i) true and correct copy of the Certificate of Incorporation and Bylaws of Alliance, each as amended to date (collectively, the "ALLIANCE CHARTER DOCUMENTS") and (ii) the organizational documents of each of its Subsidiaries, and each such instrument is in full force and effect. Alliance is not in violation of any of the provisions of the Alliance Charter Documents and no Subsidiary is in violation of its respective organizational documents.

            (c) Subsidiaries. Schedule 2.1(c) of the Alliance Schedules sets forth: (i) the name of each Subsidiary (as defined below) of Alliance, (ii) the jurisdiction of organization for each Subsidiary of Alliance and (iii) the number, type and percentage interests of Alliance in each Subsidiary. Except for the Subsidiaries of Alliance which are set forth in Schedule 2.1(c) of the Alliance Schedules, Alliance does not directly or indirectly have more than a nominal interest in any other corporation, partnership, joint venture or other entity nor any interest in a third party commitment to fund convertible debt. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in Schedule 2.1 (c) of the Alliance Schedules, owned directly or indirectly by Alliance, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. For purposes of this Agreement, "SUBSIDIARY," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

      2.2. Alliance Capital Structure.

            (a) Capital Stock. The authorized capital stock of Alliance consists of: (i) 150,000,000 shares of Alliance Common Stock, $0.0001 par value per share, of which 71,738,845 shares are issued and outstanding as of June 12, 2002, and (ii) 10,000,000 shares of Alliance Preferred Stock, $0.01 par value per share, of which (A) 65,000 shares are designated Series A Preferred Stock of which (1) 20,000 shares are designated Series A1 Preferred Stock, and (2) 45,000 shares are designated Series A2 Preferred Stock, and (B) 9,700,000 shares are designated Series B Preferred Stock. 20,000 shares of Series A1 Preferred Stock, 40,968 shares of Series A2 Preferred Stock and 4,540,070 shares of Series B Preferred Stock are issued and outstanding as of June 12, 2002, excluding accrued and unpaid dividends. Assuming the payment of all accrued and unpaid dividends on the Series A1 Preferred Stock, the Series A2 Preferred Stock and the Series B Preferred Stock as of June 12, 2002 and then the subsequent conversion of such Series A1 Preferred Stock, Series A2 Preferred Stock and Series B Preferred Stock into shares of Alliance Common Stock, 114,053,171 shares of Alliance Common Stock would be issued and outstanding, as of June 12, 2002. Except as set forth in Schedule 2.2(b) of the Alliance Schedules, all of the outstanding shares of capital stock of Alliance have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights. As of the date hereof, there are no shares of Alliance Common Stock held in treasury by Alliance.

            (b) Stock Options and Warrants. As of June 12, 2002: (i) 7,909,752 shares of Alliance Common Stock and 1,056 shares of Alliance Series A2 Preferred Stock are subject to issuance pursuant to outstanding options to purchase Alliance Common and Series A2 Preferred Stock under the Alliance Stock Option Plans (the "ALLIANCE OPTIONS") and (ii) 2,184,521 shares of Alliance Common Stock and 1,885 shares of Alliance Series A2 Preferred Stock are reserved for issuance pursuant to outstanding warrants to purchase Alliance Common and Series A2 Preferred Stock (the "ALLIANCE WARRANTS"). All shares of Alliance Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2(b) of the Alliance Schedules sets forth each holder of an Alliance Option and an Alliance Warrant, the number and type of securities issuable thereunder, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can be accelerated).

            (c) Other Securities. Except as otherwise set forth above in this
Section 2.2 or in Schedule 2.2(c) of the Alliance Schedules, as of June 12, 2002, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Alliance or any of its Subsidiaries is a party or by which it is bound obligating Alliance or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Alliance or any of its Subsidiaries, or obligating Alliance or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for the Voting Agreement and except as set forth in Schedule 2.2(c) of the Alliance Schedules, Alliance is not a party to, and to the knowledge of Alliance, there are no other stockholders rights agreements, voting trusts, proxies or other agreements or understandings with (c) respect to the voting interests of Alliance. All outstanding shares of Alliance Common Stock, Alliance Preferred Stock and all outstanding options and warrants to acquire Alliance capital stock have been issued and granted in compliance with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all material requirements set forth in applicable Contracts (as defined below). For purposes of this Agreement, "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.3(c)). For purposes of this Agreement, "CONTRACT" shall mean any written, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

      2.3. Authority; Non-Contravention; Necessary Consents.

            (a) Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Alliance and no other corporate proceedings on the part of Alliance are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the approval and adoption of this Agreement and the approval of the Merger by Alliance's stockholders and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Alliance Common Stock and each outstanding series of

Alliance Preferred Stock voting as separate classes to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Alliance capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Alliance and, assuming due execution and delivery by Liquid and Merger Sub, constitutes the valid and binding obligation of Alliance, enforceable against Alliance in accordance with its terms subject to the effect of applicable bankruptcy, fraudulent conveyance, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

            (b) Non-Contravention. The execution and delivery of this Agreement by Alliance does not, and, subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Alliance's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.3(c), performance of this Agreement by Alliance will not, (i) conflict with or violate the Alliance Charter Documents, (ii) conflict with or violate any Legal Requirement applicable to Alliance or by which Alliance or any of its respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Alliance's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien (as defined below) on any of the material properties or assets of Alliance pursuant to, any Alliance Material Contract (as defined in Section 2.11). Schedule 2.3(b) of the Alliance Schedules lists all consents, waivers and approvals under the Alliance Material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a Material Adverse Effect on Alliance and its Subsidiaries taken as a whole or the Surviving Corporation. For purposes of this Agreement, "LIEN" shall mean any lien, encumbrance, mortgage, pledge, security interest, claim, charge, option or other defect in ownership or title.

            (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any United States federal, state or local government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality exercising any regulatory, taxing or other governmental authority (a "GOVERNMENTAL ENTITY") or any other Person is required to be obtained or made by Alliance in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Alliance and/or Liquid are qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.18) with the United States Security and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.18) in accordance with the Securities Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or "blue sky") laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect to Alliance or Liquid or materially delay the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through
(iii) are referred to herein as the "NECESSARY CONSENTS."

      2.4. Alliance Financial Statements; Undisclosed Liabilities.

            (a) Alliance Financial Statements. Schedule 2.4(a) of the Alliance Schedules sets forth (a) the audited balance sheet of Alliance as of each of December 31, 1999, December 31, 2000 and December 31, 2001, together with the related audited statement of operations, stockholders' equity and cash flow for each of the years ended December 31, 1999, December 31, 2000 and December 31, 2001, and the notes thereto, and (b) the unaudited balance sheet of Alliance as of March 31, 2002, together with the related unaudited statement of operations, stockholders' equity and cash flow for the three month period ended March 31, 2002, and the notes thereto (collectively, the "ALLIANCE FINANCIALS"). The Alliance Financials were (a) (i) prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presented in all material respects the consolidated financial position of Alliance and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Alliance and its Subsidiaries for the periods indicated (subject to normal and recurring year-end adjustments). The balance sheet dated as of March 31, 2002 is hereinafter referred to as the "ALLIANCE BALANCE SHEET."

            (b) Since the date of the Alliance Balance Sheet and except as set forth in Schedule 2.4(b) of the Alliance Schedules, Alliance has not incurred any liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise) except for (i) liabilities disclosed or provided for in the Alliance Balance Sheet, (ii) incurred since the date of the Alliance Balance Sheet in the ordinary course of business consistent with past practices which would not reasonably be expected to have a Material Adverse Effect on Alliance or its Subsidiaries taken as a whole, and (iii) liabilities incurred pursuant to this Agreement.

            (c) The audited financial statements of Alliance set forth on
Schedule 2.4(a) were prepared by PricewaterhouseCoopers LLP, independent auditors.

      2.5. Absence of Certain Changes or Events. Except as set forth on Schedule
2.5 of the Alliance Schedules, since the date of the Alliance Balance Sheet there has not been: (i) any Material Adverse Effect on Alliance, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Alliance's capital stock, or any purchase, redemption or other acquisition by Alliance of any of Alliance's capital stock or any other securities of Alliance or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Alliance's capital stock, or (iv) any agreement or transaction between Alliance or any of its Subsidiaries, on the one hand, and an Alliance Interested Party (as defined in Section 2.15) on the other hand.

      2.6. Taxes.

            (a) Definition. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES," shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity.

            (b) Representations. Except where failure of any of the following representations to be true would not create a Material Adverse Effect on Alliance and its Subsidiaries taken as a whole:

            (i) All federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("TAX RETURNS") required to be filed by or on behalf of Alliance or any Subsidiary with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the "ALLIANCE RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements. Except as reserved on Alliance Financials, all amounts required to be paid in respect of Alliance and its Subsidiaries (whether or not shown on any Tax Returns) due on or before the Closing Date have been or will be paid on or before the Closing Date. Alliance and its Subsidiaries have delivered to Liquid accurate and complete copies of all Alliance Returns filed by or on behalf of Alliance and its Subsidiaries since their date of incorporation.

            (ii) Alliance and each of its Subsidiaries has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and has paid all such withheld taxes to the proper governmental agencies.

            (iii) The Alliance Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. All Taxes incurred since the date of the Alliance Balance Sheet have been incurred in the ordinary course of business.

            (iv) No Alliance Return has ever been examined or audited by any Governmental Entity. No extension or waiver of the limitation period applicable to any Alliance Returns has been granted (by Alliance or any Alliance Subsidiary or any other Person), and no such extension or waiver has been requested from Alliance or any Alliance Subsidiary.

            (v) No claim or proceeding is pending or has been threatened against or with respect to Alliance or any Alliance Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Alliance or its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Alliance or its Subsidiaries and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Alliance or its Subsidiaries except liens for current Taxes not yet due and payable. Neither Alliance nor any of its Subsidiaries has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither Alliance nor any of its Subsidiaries has been, and will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (vi) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Alliance or its Subsidiaries that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
      Section 280G of the Code.

            (vii) Neither Alliance nor its Subsidiaries is, or has been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

            (viii) Neither Alliance nor its Subsidiaries has ever been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income Tax Return (or member of any analogous group under applicable local, state or foreign law) other than a group of which Alliance was the common parent. Neither Alliance nor its Subsidiaries has liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

            (ix) Neither Alliance nor its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      2.7. Intellectual Property.

            (a) General. Except as set forth on Schedule 2.7 to the Alliance Schedules, Alliance owns or is licensed to use the Intellectual Property that is material to conduct its business as now conducted. For purposes of this Agreement, "INTELLECTUAL PROPERTY" shall mean all trade secrets, industrial models, designs, methodologies, customer lists, vendor lists, computer programs, software and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, specifications, source code, object code, databases, data compilations, graphics, devices, techniques, algorithms, methods, processes, procedures, formulae, designs, improvements, discoveries, concepts, user interfaces, hardware, development tools, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), concepts and other technology and content with respect to all of the foregoing, developed, produced, used, marketed, acquired or sold and all intellectual property and other proprietary rights in the items above, including, without limitation, all trade names, trademarks, domain names, service names, service marks, logos, brand names and other identifiers, trade secrets, trade dress, copyrights, and domestic and foreign patents, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith, and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

            (b) Technology. Schedule 2.7(b) of the Alliance Schedules sets forth a list of all databases and software owned by Alliance and developed, produced, used, marketed or sold by Alliance and material to the business thereof during the two (2) years prior to the date of this Agreement, together with all prior versions of such databases and software produced, used, marketed or sold by Alliance and material to the business thereof during the two years prior to the date of this Agreement (collectively, the "ALLIANCE PRODUCTS"). Except for the Alliance Third Party Technologies (as defined in Section 2.7(c)), Alliance owns all right, title and interest in and to the following (collectively, the "ALLIANCE TECHNOLOGY"), free and clear of all encumbrances: (i) the Alliance Products, together with any and all object code, source code, techniques, software tools, formats, designs, user interfaces, and content related thereto;
(ii) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (i) above; (iii) any and all technology and work in progress related to the items set forth in clauses (i) and (ii) above, and (iv) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (i), (ii) and (iii) above.

            (c) Third Party Technology. Schedule 2.7(c) of the Alliance Schedules sets forth a list of all material software and databases used by Alliance or for which Alliance does not own all right, title and interest (collectively, the "ALLIANCE THIRD PARTY TECHNOLOGIES"), and all license agreements or other contracts pertaining thereto (the "ALLIANCE THIRD PARTY LICENSES"), indicating, with respect to each of the Alliance Third Party Technologies listed therein, the owner thereof and the Alliance Third Party License applicable thereto. Alliance has the lawful right to use (free of any material restriction not expressly set forth in the Alliance Third Party Licenses) (a) all Alliance Third Party Technology that is incorporated in or used in the development or production of Alliance Technology, and (b) all other Alliance Third Party Technology necessary for the conduct of the business of Alliance as now conducted. To the knowledge of Alliance, all Alliance Third Party Licenses are valid, binding and in full force and effect subject to the effect of applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Each other party thereto has performed in all material respects their obligations thereunder, and neither Alliance nor, to Alliance's knowledge, any other party thereto is in default under any of the Alliance Third Party Licenses, nor, to Alliance's knowledge, has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default on the part of Alliance or, to Alliance's knowledge, any other party thereto or give to any other party thereto, to the knowledge of Alliance, the right to terminate or modify any Alliance Third Party License. Alliance has not received notice that any party to any Alliance Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Alliance Third Party License or to exercise or decline to exercise any option or right thereunder.

            (d) Trademarks. Schedule 2.7(d) of the Alliance Schedules sets forth a list of all material common law trademarks, trade names, brand names, service marks, logos or other identifiers for the Alliance Products currently used by Alliance in its business (the "ALLIANCE MARKS").

            (e) Intellectual Property Rights. Schedule 2.7(e) of the Alliance Schedules sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark or service mark registrations (and applications therefor) owned by Alliance (unless otherwise disclosed thereon) (collectively, the "ALLIANCE IP REGISTRATIONS"). Except as set forth on Schedule 2.7(e) of the Alliance Schedules, Alliance owns all right, title and interest, free and clear of any encumbrances, in and to the Alliance IP Registrations, together with, to the knowledge of Alliance, any other material rights, currently used in the operation of the business, in or to the Alliance IP Registrations, any material unregistered copyrights, rights in the Alliance Marks, trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in Alliance Technology (collectively, the "ALLIANCE IP RIGHTS").

            (f) Maintenance of Rights. Except as set forth on Schedule 2.7(f) of the Alliance Schedules, (i) to the knowledge of Alliance, Alliance has not conducted its business, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Alliance IP Registrations, and (ii) Alliance has not taken (or to Alliance's knowledge failed to take) any action that would result in the forfeiture or relinquishment of any Alliance IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Material Adverse Effect on Alliance and its Subsidiaries taken as a whole. Except as set forth in
Schedule 2.7(f), Alliance has not granted to any third party any rights or permissions to use any of the Alliance Technology or the Alliance IP Registrations. Except as set forth in Schedule 2.7(f) of the Alliance Schedules or except pursuant to reasonably prudent safeguards or as required by any applicable law, order or regulation of a Governmental Entity, or by order or decree of any court of competent jurisdiction, (a) Alliance has not disclosed any confidential information relating to Alliance Technology, and (b) Alliance is not under any contractual or other obligation to disclose to any third party any confidential information relating to Alliance Technology.

            (g) Challenges to Alliance's Rights. Except as set forth on Schedule 2.7(g) of the Alliance Schedules, (i) Alliance has not received any written notice or claim, nor is any executive officer of Alliance aware of any notice or claim (whether written, oral or otherwise), challenging Alliance's ownership or rights in the Alliance Technology, the Alliance IP Rights, the Alliance IP Registrations or Alliance Domain Names alleging any conflict or infringement of any third party property rights; and (ii) to the knowledge of Alliance, no other person or entity is infringing or misappropriating or otherwise making any unauthorized use of Alliance Technology, the Alliance IP Rights or the Alliance IP Registrations.

            (h) Infringement By Alliance. Except as set forth on Schedule 2.7(h) of the Alliance Schedules (i) to the knowledge of Alliance, the use of any of Alliance Technology, Alliance IP Rights and Alliance IP Registrations in the business of Alliance does not infringe or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and (ii) Alliance has not received any written notice or claim, nor is any executive officer of Alliance aware of any notice or claim (whether written, oral or otherwise), made with respect thereto.

            (i) Confidentiality. Except as set forth on Schedule 2.7(i) of the Alliance Schedules (i) Alliance has not disclosed any source code regarding the Alliance Technology to any person or entity other than an employee or independent contractor of Alliance and, with respect to independent contractors, under a written nondisclosure agreement or a work-for-hire agreement, (ii) Alliance has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Alliance Technology; (iii) neither Alliance nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Alliance Technology; and
(iv) Alliance has not deposited any source code relating to the Alliance Technology into any source code escrows. If, so disclosed on Schedule 2.7(i) of the Alliance Schedules, and for which Alliance has deposited any source code to the Alliance Technology into source code escrows, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

            (j) Warranty Against Defects. Except as set forth in Schedule 2.7(j) of the Alliance Schedules, the Alliance Technology is free from known material defects.

            (k) Domain Names. Schedule 2.7(k) of the Alliance Schedules sets forth a list of all Internet domain name registrations owned by Alliance (the "ALLIANCE DOMAIN NAMES"), which Alliance Domain Names include all the names that Alliance uses to directly conduct its business on the Internet but excludes domain names maintained by third parties who provide services supplied by Alliance.

      2.8. Compliance; Permits

            (a) Compliance. Alliance is not in conflict with, or in default or in violation of, any Legal Requirement applicable to Alliance or by which Alliance or any of its businesses or properties is, or Alliance believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on Alliance. No material investigation or review by any Governmental Entity against Alliance is pending or, to Alliance's knowledge, has been threatened in a writing delivered to Alliance. There is no material judgment, injunction, order or decree binding upon Alliance which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Alliance or any of its Subsidiaries, any acquisition of material property by Alliance or any of its Subsidiaries or the conduct of business by Alliance and its Subsidiaries as currently conducted.

            (b) Permits. Alliance and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities ("PERMITS") that are material to and required for the operation of the business of Alliance, as currently conducted (collectively, the "ALLIANCE PERMITS"). No suspension or cancellation of any of the Alliance Permits is pending or, to the knowledge of Alliance, threatened. Alliance is in compliance in all material respects with the terms of the Alliance Permits.

      2.9. Litigation. Except as set forth in Schedule 2.9 of the Alliance Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Alliance, threatened in writing against Alliance or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Alliance, and Alliance does not know or have reason to be aware of any basis for the same.

      2.10. Brokers' and Finders' Fees. Except for fees payable to Credit Suisse First Boston pursuant to an engagement letter dated November 10, 2000, a copy of which has been provided to Liquid, Alliance has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.11. Contracts.

            (a) Alliance Material Contracts. Except as otherwise set forth in
Schedule 2.11 of the Alliance Schedules, as of June 12, 2002 neither Alliance nor any of its Subsidiaries is a party to or is bound by any of the following (each, an "ALLIANCE MATERIAL CONTRACT"):

            (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Alliance and its Subsidiaries;

            (ii) any Contract containing any covenant materially limiting the right of Alliance or its Subsidiaries to engage in any line of business or to compete with any Person (as defined in Section 8.3(c)) or granting any exclusive distribution rights; or

            (iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a have a Material Adverse Effect on Alliance or the Surviving Corporation.

            (b) No Breach. All Alliance Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alliance. Neither Alliance nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Alliance Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alliance.

            (c) Credit Facility. As of June 12, 2002, Alliance has received the consent (the "LENDER CONSENT") of General Electric Capital Corporation ("GECC") and the Required Lenders (as that term is defined in the Alliance Credit Agreement), to enter into the Original Agreement and that the execution, delivery and, subject to the satisfaction of the conditions precedent of such Lender Consent, performance of the Original Agreement and the consummation of the transactions contemplated by the Original Agreement by Alliance will not result in a breach or default under that certain Amended and Restated Credit Agreement, dated as of May 24, 2001, as amended, among GECC, Alliance and the other parties thereto (the "ALLIANCE CREDIT Agreement"). Alliance shall have received within fourteen (14) days of the date hereof a consent of GECC and the Required Lenders with respect to this Agreement to the same effect as the Lender Consent relating to the Original Agreement. Alliance has made available to Liquid a true and correct copy of the Alliance Credit Agreement, as amended to date.

      2.12. Employee Matters and Benefit Plans.

            (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12 and Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i) "AFFILIATE" shall mean any other person or entity under common control with a party within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

            (ii) "ALLIANCE EMPLOYEE PLAN" shall mean any Employee Plan as it pertains to Alliance or any of its Affiliates.

            (iii) "ALLIANCE EMPLOYMENT AGREEMENT" shall mean any Employment Agreement as it pertains to Alliance or any of its Affiliates.

            (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

            (v) "CODE" shall mean the Internal Revenue Code of 1986, as amended;

            (vi)  "DOL" shall mean the Department of Labor;

            (vii) "EMPLOYEE" shall mean any current or former or retired employee, consultant or director of a party or an Affiliate of such party;

            (viii) "EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by a party or any

      Affiliate of such party for the benefit of any Employee, or with respect to which a party or any Affiliate of such party has or may have any liability or obligation;

            (ix) "EMPLOYMENT AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between a party or the Affiliate of such party and any Employee of such party;

            (x) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

            (xi) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

            (xii) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Employee Plan that has been adopted or maintained by a party or any Affiliate of such party, whether informally or formally, or with respect to which a party or any Affiliate of such Party will or may have any liability, for the benefit of Employees who perform services outside the United States;

            (xiii) "IRS" shall mean the Internal Revenue Service;

            (xiv) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

            (xv) "PENSION PLAN" shall mean each Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) Schedule. Schedule 2.12(b) of the Alliance Schedules contains an accurate and complete list of each Alliance Employee Plan and each Alliance Employment Agreement. Alliance does not have any plan or commitment to establish any new Alliance Employee Plan, International Employee Plan (as it pertains to Alliance or its Affiliates) or Alliance Employment Agreement or to modify any Alliance Employee Plan or Alliance Employment Agreement (except to the extent required by law or to conform any such Alliance Employee Plan or Alliance Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Alliance in writing, or as required by this Agreement).

            (c) Documents. To the extent such item pertains to Alliance, Alliance has provided to Liquid correct and complete copies of: (i) all documents embodying each Alliance Employee Plan, and each Alliance Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Alliance Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Alliance Employee Plan; (iv) if the Alliance Employee Plan is funded, the most recent annual and periodic accounting of Alliance Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Alliance

Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Alliance Employee Plan and any proposed Alliance Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Alliance; (viii) all correspondence to or from any governmental agency relating to any Alliance Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Alliance Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Alliance Employee Plan.

            (d) Employee Plan Compliance. Except as set forth on Schedule 2.12(d) of the Alliance Schedules, (i) Alliance has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Alliance Employee Plan, and each Alliance Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Alliance Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Alliance Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Alliance Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Alliance, threatened or reasonably anticipated (other than routine claims for benefits) against any Alliance Employee Plan or against the assets of any Alliance Employee Plan; (v) each Alliance Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Alliance, or any Affiliate of Alliance (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Alliance or any Affiliate of Alliance, threatened by the IRS or DOL with respect to any Alliance Employee Plan; and (vii) neither Alliance nor any Affiliate of Alliance is subject to any penalty or tax with respect to any Alliance Employee Plan under
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

            (e) Pension Plan. Neither Alliance nor any Affiliate of Alliance has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

            (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Alliance or any Affiliate of Alliance contributed to or been obligated to contribute to any Multiemployer Plan. Neither Alliance nor any Affiliate of Alliance has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

            (g) No Post-Employment Obligations. Except as set forth in Schedule 2.12(g) of the Alliance Schedules, no Alliance Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Alliance has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

            (h) Health Care Compliance. Neither Alliance nor any Affiliate of Alliance has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

            (i) Effect of Transaction.

            (i) Except as set forth on Schedule 2.12(i) of the Alliance Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Alliance Employee Plan, Alliance Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (ii) Except as set forth on Schedule 2.12(i) of the Alliance Schedules, no payment or benefit which will or may be made by Alliance or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

            (j) Employment Matters. Alliance: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Alliance under any worker's compensation policy or long-term disability policy other than those disclosed in Schedule 2.4(b) of the Alliance Schedules.

            (k) Labor. No work stoppage or labor strike against Alliance is pending, threatened or reasonably anticipated. Alliance does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 2.12(k) of the Alliance Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Alliance, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Alliance. Neither Alliance nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.11(k) of the Alliance Schedules, Alliance is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Alliance.

            (l) International Employee Plan. Alliance does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

      2.13. Real Property. Except as set forth in Schedule 2.13, neither Alliance nor its Subsidiaries owns any real property. Schedule 2.13 of the Alliance Schedules set forth a list of all properties leased or otherwise occupied by Alliance and its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent ("ALLIANCE FACILITIES"). Schedule 2.13 of the Alliance Schedules identifies all of the leases or other occupancy agreements with respect to the Alliance Facilities ("ALLIANCE LEASES") and any amendments or modifications to the Alliance Leases. No party other than Alliance has the right to occupy any of the Alliance Facilities. The Alliance Facilities are in good condition and repair, reasonable wear and tear excepted. Neither Alliance nor any of its Subsidiaries have any current and unperformed obligations under the Alliance Leases for repair, maintenance or replacement at any Alliance Facilities or for the installation of improvements at any Alliance Facilities. Each Alliance Lease is in full force and effect, and no breach or default exists by Alliance or any of its Subsidiaries (or, to the knowledge of Alliance or its Subsidiaries, by any other party thereto), nor to the knowledge of Alliance or any of its Subsidiaries has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a breach or default, under any Alliance Lease.

      2.14. Sale of Businesses. As of June 12, 2002, Alliance, and its wholly-owned Subsidiary All Media Guide, LLC, a Delaware limited liability company, have entered into a definitive agreement for the sale of the All Media Guide and Digital On-Demand businesses, a true and correct copy of which, as amended to date, has been delivered and made available to Liquid (the "MEDIA AGREEMENTS").

      2.15. Interested Party Transactions. During the last two (2) years, no executive officer, director or, holder of more than five percent (5%) of the outstanding shares of any class of Alliance capital stock (nor any member of the immediate family of the foregoing) (each an

"ALLIANCE INTERESTED PARTY"), (i) has or has had, directly or indirectly, an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Alliance furnishes or sells, or proposes to furnish or sell, or (ii) has or has had, directly or indirectly, any economic interest in any entity that purchases from or sells or furnishes to Alliance, any services, products or technology, or (iii) is or has been a party to, or has or has had a beneficial interest in, any Contract to which Alliance or any of its Subsidiaries is a party; provided, however, that ownership of no more one percent (1%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an "interest in any entity" for purposes of this
Section 2.15. Except as set forth in Schedule 2.15 of the Alliance Schedules, to the best of Alliance's knowledge, none of the Alliance Interested Parties have been subject to any fees, penalty, fines, notice of violation or other sanction by the SEC, any state securities commission or any self regulated organization.

      2.16. Title to Properties. Alliance and its Subsidiaries have good and valid title to all properties and assets reflected in the Alliance Balance Sheet as being owned by Alliance or its Subsidiaries as of the date of the Alliance Balance Sheet. Such properties and assets are subject to no Liens except for (a) Liens reflected in the Alliance Balance Sheet, (b) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (c) zoning, building and land use laws imposed by any Governmental Entity, (d) mechanics', carriers', workmen's, repairmen's, statutory or common law liens being contested in good faith, and (e) other title defects, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which do not and would not reasonably be expected to have a Material Adverse Effect on the use of such property by Alliance or any of its Subsidiaries or otherwise have a Material Adverse Effect on Alliance and its Subsidiaries taken as a whole. All of the tangible property assets owned by Alliance and its Subsidiaries and used in their respective businesses is in good operating condition and repair, ordinary wear and tear excepted.

      2.17. Environmental Matters. Except as set forth in Schedule 2.17 of the Alliance Schedules, neither Alliance nor any of its Subsidiaries has disposed of, released, discharged or emitted any Hazardous Materials (as defined below) into the soil or groundwater at any properties currently or formerly owned or leased by Alliance or any of its Subsidiaries. For purposes of this Agreement, "HAZARDOUS MATERIALS" means any chemical, pollutant, contaminant, waste or toxic or hazardous substance or material regulated under any Legal Requirement with respect to environmental matters.

      2.18. Disclosure. None of the information supplied or to be supplied by or on behalf of Alliance for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Liquid in connection with the issuance of Liquid capital stock in the Merger (including amendments or supplements thereto) (the "REGISTRATION STATEMENT") or for inclusion in the Offering Documents will, at the respective times the Registration Statement becomes effective under the Securities Act or when the Schedule TO is filed with the SEC and first published, sent or given to Liquid stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Alliance for inclusion or incorporation by reference in the

Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Liquid, at the time of the Liquid stockholders' meeting or Alliance stockholders' meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Alliance with respect to statements made or incorporated by reference therein about Liquid supplied by Liquid for inclusion or incorporation by reference in the Registration Statement, the Prospectus/Proxy Statement or the Offer Documents.

      2.19. Board Approval. The Board of Directors of Alliance has, by resolutions duly adopted by majority vote at a meeting of all Directors duly called and held (and not subsequently rescinded or modified in any way), (i) determined that the Merger is fair to, and in the best interests of, Alliance and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the stockholders of Alliance approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Alliance's stockholders at the Alliance stockholders' meeting. The Board of Directors of Alliance has approved the Merger and the other transactions contemplated by this Agreement within the meaning of Section 203(b)(6) of the DGCL.

      2.20. Voting Agreement. The Principal Stockholder is the record and beneficial owner of a sufficient amount of shares of Alliance Common Stock and Alliance Preferred Stock (a) to cause the conversion of all outstanding shares of Alliance Preferred Stock into Alliance Common Stock immediately prior to the Effective Time and (b) to approve and adopt this Agreement and approve the Merger by the stockholders of Alliance, all in accordance with the DGCL and the Alliance Charter Documents.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF LIQUID

      Each of Liquid and the Merger Sub jointly and severally represent and warrant to Alliance as of June 12, 2002, subject to the exceptions disclosed in writing in the disclosure schedules supplied by Liquid to Alliance dated as of June 12, 2002 and certified by a duly authorized officer of Liquid (the "LIQUID SCHEDULES"), as follows:

      3.1. Organization; Standing and Power; Charter Documents; Subsidiaries.

            (a) Organization; Standing and Power. Liquid and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Liquid and its Subsidiaries taken as a whole, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Liquid and its Subsidiaries taken as a whole.

            (b) Charter Documents. Liquid has delivered to Alliance (i) a true and correct copy of the Certificate of Incorporation and Bylaws of Liquid, each as amended to date (collectively, the "LIQUID CHARTER Documents") and (ii) the organizational documents of each of its Subsidiaries, and each such instrument is in full force and effect. Liquid is not in violation of any of the provisions of the Liquid Charter Documents and each Subsidiary is not in violation of its respective organizational documents.

            (c) Subsidiaries. Schedule 3.1(c) of the Liquid Schedules sets forth: (i) the name of each Subsidiary of Liquid, (ii) the jurisdiction of organization for each Subsidiary of Liquid and (iii) the number, type and percentage interests of Liquid in each Subsidiary. Except for the Subsidiaries of Liquid which are set forth in Schedule 3.1(c) of the Liquid Schedules and except as set forth in the Liquid SEC Reports (as defined in Section 3.4), Liquid does not directly or indirectly have any interests in any other corporation, partnership, joint venture or other entity nor any interest in a third party commitment to fund convertible debt. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in Schedule 3.1 (c) of the Liquid Schedules, owned directly or indirectly by Liquid, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

      3.2. Liquid Capital Structure.

            (a) Capital Stock. The authorized capital stock of Liquid consists of: (i) 50,000,000 shares of Liquid Common Stock, par value $0.001 per share, of which 22,749,626 shares had been issued and were outstanding as of June 12, 2002 and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding as of the date (a) hereof. All of the outstanding shares of capital stock of Liquid have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights. As of the date hereof, there are no shares of Liquid Common Stock held in treasury by Liquid.

            (b) Stock Options. As of June 12, 2002: (i) 2,640,854 shares of Liquid Common Stock are subject to issuance pursuant to outstanding options to purchase Liquid Common Stock under the stock option plans of Liquid and (ii) 2,172,961 shares of Liquid Common Stock are reserved for future issuance under the employee stock purchase plans of Liquid. All shares of Liquid Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2(b) of the Liquid Schedules sets forth each holder of a Liquid Option, the number and type of securities issuable thereunder, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can be accelerated).

            (c) Other Securities. Except as otherwise set forth above in this
Section 3.2 or in Schedule 3.2(c) of the Liquid Schedules, as of June 12, 2002, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Liquid or any of its Subsidiaries is a party or by which it is bound obligating Liquid or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Liquid or any of its Subsidiaries, or obligating Liquid or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.2(c) of the Liquid Schedules, Liquid is not a party to, and to the knowledge of Liquid, there are no other stockholders rights agreements, voting trusts, proxies or other agreements or understandings with respect to the voting interests of Liquid. All outstanding shares of Liquid Common Stock and all outstanding options and warrants to acquire Liquid capital stock have been issued and granted in compliance with (i) all applicable securities laws and all other applicable Legal Requirements and
(ii) all material requirements set forth in applicable Contracts.

      3.3. Authority; Non-Contravention; Necessary Consents.

            (a) Authority.

            (i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Liquid and no other corporate proceedings on the part of Liquid are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the approval of the issuance of Liquid capital stock in the Merger by Liquid's stockholders, the granting of exemptive relief by the SEC from the requirements of Regulation M for the conduct of the Offer and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote of at least a majority of the votes cast by the holders of Liquid Common Stock at a meeting of Liquid's stockholders to approve the issuance of Liquid capital stock in the Merger is the only vote of the holders of any class or series of Liquid capital stock necessary to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Liquid and, assuming due execution and delivery by Alliance, constitutes the valid and binding obligation of Liquid, enforceable against Liquid in accordance with its terms subject to the effect of applicable bankruptcy, fraudulent conveyance, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

            (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming due execution and delivery by Alliance and Liquid, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms subject to the effect of applicable bankruptcy, fraudulent conveyance, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

            (b) Non-Contravention. The execution and delivery of this Agreement by Liquid does not, and, subject to obtaining the approval of the issuance of Liquid capital stock in the Merger by Liquid's stockholders as contemplated in
Section 5.2 and compliance with the requirements set forth in Section 3.3(c), performance of this Agreement by Liquid will not, (i) conflict with or violate the Liquid Charter Documents or any Subsidiary Charter Documents of any Subsidiary of Liquid, (ii) conflict with or violate any Legal Requirement applicable to Liquid or any of its Subsidiaries or by which Liquid or any of its Subsidiaries or any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Liquid's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Liquid or any of its Subsidiaries pursuant to, any Liquid Material Contract (as defined in Section 3.11). Schedule 3.3(b) of the Liquid Schedules lists all consents, waivers and approvals under any Liquid Material Contract required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a Material Adverse Effect on Liquid or the Surviving Corporation.

            (c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by Liquid in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents,
(ii) the Schedule TO and the SEC exemption under Regulation M for the conduct of the Offer and (iii) such other consents, authorizations, filings, approvals and
(c) registrations which if not obtained or made would not have a Material Adverse Effect to Liquid or Alliance or materially delay the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

      3.4. Liquid SEC Filings; Liquid Financial Statements; Undisclosed Liabilities.

            (a) Liquid SEC Filings. Liquid has filed all Liquid SEC Reports (as defined below) required to be filed by it with the SEC since March 31, 2000. Liquid has made available to Alliance all such Liquid SEC Reports in the form filed with the SEC. As of their respective dates, the Liquid SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Liquid SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Liquid SEC Report. None of Liquid's Subsidiaries is required to file any forms, reports or other documents with the SEC. For purposes of this Agreement, "LIQUID SEC REPORTS" shall mean all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits, schedules and all other information incorporated therein by reference) and any other documents that Liquid may file with the SEC subsequent to the date hereof.

            (b) Liquid Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Liquid SEC Reports (the "LIQUID FINANCIALS") (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Liquid and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Liquid's operations and cash flows for the periods indicated (subject to normal and recurring year-end adjustments). The balance sheet of Liquid contained in the Liquid SEC Reports as of March 31, 2002 is hereinafter referred to as the "LIQUID BALANCE SHEET."

            (c) Since the date of the Liquid Balance Sheet and except as set forth in Schedule 3.4(c) of the Liquid Schedules, Liquid has not incurred any liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise) except for (i) liabilities disclosed or provided for in the Liquid Balance Sheet, (ii) incurred since the date of the Liquid Balance Sheet in the ordinary course of business consistent with past practices which would not reasonably be expected to have a Material Adverse Effect on Liquid or its Subsidiaries taken as a whole, and (iii) liabilities incurred pursuant to this Agreement.

            (d) The Liquid Financials, to the extent such Liquid Financials were audited, were prepared by PricewaterhouseCoopers LLP, independent auditors.

            (e) As of June 12, 2002, Liquid has a cash balance equal to or greater than $82.3 million.

      3.5. Absence of Certain Changes or Events. Since the date of the Liquid Balance Sheet there has not been: (i) any Material Adverse Effect on Liquid,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Liquid's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Liquid or any of its Subsidiaries of any of Liquid's capital stock or any other securities of Liquid or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Liquid's or any of its Subsidiaries' capital stock, or (iv) any agreement or transaction between Liquid or any of its Subsidiaries, on the one hand, and a Liquid Interested Party (as defined in Section 3.14), on the other hand.

      3.6. Taxes. Except where failure of any of the following representations to be true would not create a Material Adverse Effect on Liquid or its Subsidiaries taken as a whole:

            (a) All Tax Returns required to be filed by or on behalf of Liquid or any Subsidiary with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the "LIQUID RETURNS") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and
(ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements. Except as reserved on Liquid Financials, all amounts required to be paid in respect of Liquid and its Subsidiaries (whether or not shown on any Tax Returns) on or before the Closing Date have been or will be paid on or before the Closing Date. Liquid and its Subsidiaries have delivered to Alliance accurate and complete copies of all Liquid Returns filed by or on behalf of Liquid and its Subsidiaries since their date of incorporation.

            (b) Liquid and each of its Subsidiaries has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld and has paid all such withheld taxes to the proper governmental agencies.

            (c) The Liquid Financials fully accrue all actual and contingent liabilities for Taxes of the Liquid with respect to all periods through the dates thereof in accordance with GAAP. All Taxes incurred since the date of the Liquid Balance Sheet have been incurred in the ordinary course of business.

            (d) No Liquid Return has ever been examined or audited by any Governmental Entity. No extension or waiver of the limitation period applicable to any Liquid Returns has been granted (by Liquid or any Liquid Subsidiary or any other Person), and no such extension or waiver has been requested from Liquid or any Liquid Subsidiary.

            (e) No claim or proceeding is pending or has been threatened against or with respect to Liquid or any Liquid Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Liquid or its Subsidiaries with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Liquid or its Subsidiaries and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Liquid or its Subsidiaries except liens for current Taxes not yet due and payable. Neither Liquid nor any of its Subsidiaries (x) has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code or (y) has been, or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

            (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Liquid or its Subsidiaries that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

            (g) Neither Liquid nor its Subsidiaries is, or has been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

            (h) Neither Liquid nor its Subsidiaries has ever been a member of an affiliated group (as defined in Section 1504 of the Code) filing a consolidated federal income Tax Return (or member of any analogous group under applicable local, state or foreign law) other than a group of which Liquid was the common parent. Neither Liquid nor its Subsidiaries has liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

            (i) Neither Liquid nor any of its Subsidiaries has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      3.7. Intellectual Property.

            (a) General. Except as set forth on Schedule 3.7 to the Liquid Schedules, Liquid owns or is licensed to use the Intellectual Property that is material to conduct its business as now conducted.

            (b) Technology. Schedule 3.7(b) of the Liquid Schedules sets forth a list of all databases and software owned by Liquid and developed, produced, used, marketed or sold by Liquid and material to the business thereof during the two (2) years prior to the date of this Agreement, together with all prior versions of such databases and software produced, used, marketed or sold by Liquid and material to the business thereof during the two years prior to the date of this Agreement (collectively, the "LIQUID PRODUCTS"). Except for the Liquid Third Party Technologies (as defined in Section 3.7(c)), Liquid owns all right, title and interest in and to the following (collectively, the "LIQUID TECHNOLOGY"), free and clear of all encumbrances: (i) the Liquid Products, together with any and all object code, source code, techniques, software tools, formats, designs, user interfaces, and content related thereto; (ii) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (i) above; (iii) any and all technology and work in progress related to the items set forth in clauses (i) and (ii) above, and (iv) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (i), (ii) and (iii) above.

            (c) Third Party Technology. Schedule 3.7(c) of the Liquid Schedules sets forth a list of all material software and databases used by Liquid or for which Liquid does not own all right, title and interest (collectively, the "LIQUID THIRD PARTY TECHNOLOGIES"), and all license agreements or other contracts pertaining thereto (the "LIQUID THIRD PARTY LICENSES"), indicating, with respect to each of the Liquid Third Party Technologies listed therein, the owner thereof and the Liquid Third Party License applicable thereto. Liquid has the lawful right to use (free of any material restriction not expressly set forth in the Liquid Third Party Licenses) (a) all Liquid Third Party Technology that is incorporated in or used in the development or production of Liquid Technology, and (b) all other Liquid Third Party Technology necessary for the conduct of the business of Liquid as now conducted. All Liquid Third Party Licenses are valid, binding and in full force and effect subject to the effect of applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. To the knowledge of Liquid, each other party thereto has performed in all material respects their obligations thereunder, and neither Liquid nor, to Liquid's knowledge, any other party thereto is in default under any of the Liquid Third Party Licenses, nor, to Liquid's knowledge, has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default on the part of Liquid or, to Liquid's knowledge, any other party thereto or give to any other party thereto, to the knowledge of Liquid, the right to terminate or modify any Liquid Third Party License. Liquid has not received notice that any party to any Liquid Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Liquid Third Party License or to exercise or decline to exercise any option or right thereunder.

            (d) Trademarks. Schedule 3.7(d) of the Liquid Schedules sets forth a list of all material common law trademarks, trade names, brand names, service marks, logos or other identifiers for the Liquid Products currently used by Liquid in its business (the "LIQUID MARKS").

            (e) Intellectual Property Rights. Schedule 3.7(e) of the Liquid Schedules sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark or service mark registrations (and applications therefor) owned by Liquid (unless otherwise disclosed thereon) (collectively, the "LIQUID IP REGISTRATIONS"). Except as set forth on Schedule 3.7(e) of the Liquid Schedules, Liquid owns all right, title and interest, free and clear of any encumbrances, in and to the Liquid IP Registrations, together with, to the knowledge of Liquid, any other material rights, currently used in the operation of the business, in or to the Liquid IP Registrations, any material unregistered copyrights, rights in the Liquid Marks, trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in Liquid Technology (collectively, the "LIQUID IP RIGHTS").

            (f) Maintenance of Rights. Except as set forth on Schedule 3.7(f) of the Liquid Schedules, (i) to the knowledge of Liquid, Liquid has not conducted its business, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Liquid IP Registrations, and (ii) Liquid has not taken (or, to the knowledge of Liquid, failed to take) any action that would result in the forfeiture or relinquishment of any Liquid IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Material Adverse Effect on Liquid and its Subsidiaries taken as a whole. Except as set forth in Schedule 3.7(f) of the Liquid Schedules, Liquid has not granted to any third party any rights or permissions to use any of the Liquid Technology or the Liquid IP Registrations. Except as set forth in Schedule 3.7 (f) of the Liquid Schedules or except pursuant to reasonably prudent safeguards or as required by any applicable law, order or regulation of a Governmental Entity, or by order or decree of any court of competent jurisdiction, (a) Liquid has not disclosed any confidential information relating to Liquid Technology, and (b) Liquid is not under any contractual or other obligation to disclose to any third party any confidential information relating to Liquid Technology.

            (g) Challenges to Liquid's Rights. Except as set forth on Schedule 3.7(g) of the Liquid Schedules, (i) Liquid has not received any written notice or claim, nor is any executive officer of Liquid aware of any notice or claim (whether written, oral or otherwise), challenging Liquid's ownership or rights in the Liquid Technology, the Liquid IP Rights, the Liquid IP Registrations or Liquid Domain Names alleging any conflict or infringement of any third party property rights; and
(ii) to the knowledge of Liquid, no other person or entity is infringing or misappropriating or otherwise making any unauthorized use of Liquid Technology, the Liquid IP Rights or the Liquid IP Registrations.

            (h) Infringement By Liquid. Except as set forth on Schedule 3.7(h) of the Liquid Disclosure Schedules (i) to the knowledge of Liquid, the use of any of Liquid Technology, Liquid IP Rights and Liquid IP Registrations in the business of Liquid does not infringe or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and (ii) Liquid has not received any written notice or claim, nor is any executive officer of Liquid aware of any notice or claim (whether written, oral or otherwise), made with respect thereto.

            (i) Confidentiality. Except as set forth on Schedule 3.7(i) of the Liquid Schedules (i) Liquid has not disclosed any source code regarding the Liquid Technology to any person or entity other than an employee or independent contractor of Liquid and, with respect to independent contractors, under a written nondisclosure agreement or a work-for-hire agreement, (ii) Liquid has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Liquid Technology; (iii) neither Liquid nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Liquid Technology; and (iv) Liquid has not deposited any source code relating to the Liquid Technology into any source code escrows. If, so disclosed on Schedule 3.7(i) of the Liquid Schedules, and for which Liquid has deposited any source code to the Liquid Technology into source code escrows, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

            (j) Warranty Against Defects. Except as set forth in Schedule 3.7(j) of the Liquid Schedules, the Liquid Technology is free from known material defects.

            (k) Domain Names. Schedule 3.7(k) of the Liquid Schedules sets forth a list of all Internet domain name registrations owned by Liquid (the "LIQUID DOMAIN NAMES"), which Liquid Domain Names include all the names that Liquid uses to directly conduct its business on the Internet but excludes domain names maintained by third parties who provide services supplied by Liquid.

      3.8. Compliance; Permits.

            (a) Compliance. Neither Liquid nor any of its Subsidiaries is in conflict with, or in default or in violation of any Legal Requirement applicable to Liquid or any of its Subsidiaries or by which Liquid or any of its Subsidiaries or any of their respective businesses or properties is, or Liquid believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on Liquid. No material investigation or review by any Governmental Entity is pending or, to Liquid's knowledge, has been threatened in a writing delivered to Liquid or any of its

Subsidiaries, against Liquid or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Liquid or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Liquid or any of its Subsidiaries, any acquisition of material property by Liquid or any of its Subsidiaries or the conduct of business by Liquid and its Subsidiaries as currently conducted.

            (b) Permits. Liquid and its Subsidiaries hold, to the extent legally required, all Permits that are material to and required for the operation of the business of Liquid, as currently conducted (collectively, the "LIQUID PERMITS"). No suspension or cancellation of any of the Liquid Permits is pending or, to the knowledge of Liquid, threatened. Liquid and its Subsidiaries are in compliance in all material respects with the terms of the Liquid Permits.

      3.9. Litigation.

            (a) As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Liquid, threatened in writing against Liquid or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

            (b) Except as set forth in Schedule 3.9 of the Liquid Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of Liquid, threatened in writing against Liquid or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect to Liquid, and Liquid does not know or have reason to be aware of any basis for the same.

      3.10. Brokers' and Finders' Fees. Except for fees payable to Broadview International LLC ("BROADVIEW") pursuant to engagement letters dated February 7, 2002 and July 14, 2002, copies of which have been provided to Alliance, Liquid has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.11. Contracts.

            (a) Liquid Material Contracts. Except as otherwise set forth in
Schedule 3.11 of the Liquid Schedules, as of June 12, 2002 neither Liquid nor any of its Subsidiaries is a party to or is bound by any of the following (each, an "LIQUID MATERIAL CONTRACT"):

            (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Liquid and its Subsidiaries;

            (ii) any Contract containing any covenant materially limiting the right of Liquid or its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

            (iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a have a Material Adverse Effect on Liquid or the Surviving Corporation;

            (b) No Breach. All Liquid Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Liquid. Neither Liquid nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Liquid Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Liquid.

      3.12. Employee Matters and Benefit Plans.

            (a) Definitions. The terms set forth in Section 2.12(a) shall also apply to this Section 3.12. In addition:

            (i) "LIQUID EMPLOYEE PLAN" shall mean any Employee Plan as it pertains to Liquid and its Affiliates; and

            (ii) "LIQUID EMPLOYMENT AGREEMENT" shall mean any Employment Agreement as it pertains to Liquid and its Affiliates.

            (b) Schedule. Schedule 3.12(b) of the Liquid Schedules contains an accurate and complete list of each Liquid Employee Plan and each Liquid Employment Agreement. Liquid does not have any plan or commitment to establish any new Liquid Employee Plan, International Employee Plan (as its pertains to Liquid or its Affiliates), or Liquid Employment Agreement, or to modify any Liquid Employee Plan or Liquid Employment Agreement (except to the extent required by law or to conform any such Liquid Employee Plan or Liquid Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Alliance in writing, or as required by this Agreement).

            (c) Documents. Liquid has provided to Alliance correct and complete copies of: (i) all documents embodying each Liquid Employee Plan and each Liquid Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Liquid Employee Plan;
(iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Liquid Employee Plan; (iv) if the Liquid Employee Plan is funded, the most recent annual and periodic accounting of Liquid Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Liquid Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or

Employees relating to any Liquid Employee Plan and any proposed Liquid Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Liquid; (viii) all correspondence to or from any governmental agency relating to any Liquid Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Liquid Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Liquid Employee Plan.

            (d) Employee Plan Compliance. Except as set forth on Schedule 3.12(d) of the Liquid Schedules, (i) Liquid has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Liquid Employee Plan, and each Liquid Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Liquid Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Liquid Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Liquid Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Liquid Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Liquid, threatened or reasonably anticipated (other than routine claims for benefits) against any Liquid Employee Plan or against the assets of any Liquid Employee Plan; (v) each Liquid Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Liquid or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Liquid or any Affiliates, threatened by the IRS or DOL with respect to any Liquid Employee Plan; and (vii) neither Liquid nor any Affiliate is subject to any penalty or tax with respect to any Liquid Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

            (e) Pension Plan. Neither Liquid nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

            (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Liquid or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Liquid, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

            (g) No Post-Employment Obligations. Except as set forth in Schedule 3.12(g) of the Liquid Schedules, no Liquid Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Liquid has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

            (h) Health Care Compliance. Neither Liquid nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

            (i) Effect of Transaction.

            (i) Except as set forth on Schedule 3.12(i) of the Liquid Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Liquid Employee Plan, Liquid Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (ii) Except as set forth on Schedule 3.12(i) of the Liquid Schedules, no payment or benefit which will or may be made by Liquid or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

            (j) Employment Matters. Liquid: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Liquid under any worker's compensation policy or long-term disability policy.

            (k) Labor. No work stoppage or labor strike against Liquid is pending, threatened or reasonably anticipated. Liquid does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 3.12(k) of the Liquid Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Liquid, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Liquid. Neither Liquid nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 3.12(k) of the Liquid Schedules, Liquid is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Liquid.

            (l) International Employee Plan. Liquid does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

      3.13. Real Property. Neither Liquid nor its Subsidiaries owns any real property. Schedule 3.13 of the Liquid Schedules sets forth a list of all properties leased or otherwise occupied by Liquid and its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent ("LIQUID FACILITIES"). Schedule 3.13 of the Liquid Schedules identifies all of the leases or other occupancy agreements with respect to the Liquid Facilities ("LIQUID LEASES") and any amendments or modifications to the Liquid Leases. No party other than Liquid has the right to occupy any of the Liquid Facilities. The Liquid Facilities are in good condition and repair, reasonable wear and tear excepted. Neither Liquid nor any of its Subsidiaries have any current and unperformed obligations under the Liquid Leases for repair, maintenance or replacement at any Liquid Facilities or for the installation of improvements at any Liquid Facilities. Each Liquid Lease is in full force and effect, and no breach or default exists by Liquid or any of its Subsidiaries (or, to the knowledge of Liquid or its Subsidiaries, by any other party thereto), nor to the knowledge of Liquid or any of its Subsidiaries has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a breach or default, under any Liquid Lease.

      3.14. Interested Party Transactions. Except as set forth in the Liquid SEC Reports, during the last two (2) years, no executive officer, director or, holder of more than five percent (5%) of the outstanding shares of Liquid Common Stock (nor any member of the immediate family of any of the foregoing), (i) has or has had, directly or indirectly, an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Liquid furnishes or sells, or proposes to furnish or sell, or (ii) has or has had, directly or indirectly, any economic interest in any entity that purchases from or sells or furnishes to Liquid, any services, products or technology, or
(iii) is or has been a party to, or has or has had a beneficial interest in, any Contract to which Liquid or any of its Subsidiaries is a party; provided, however, that ownership of no more one percent (1%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an "interest in any entity" for purposes of this Section 3.14. Except as set forth in
Schedule 3.14 of the Liquid Schedules, to the best of Liquid's knowledge, none of the Liquid Interested Parties have been subject to any fees, penalty, fines, notice of violation or other sanction by the SEC, any state securities commission or any self regulated organization.

      3.15. Title to Properties. Liquid and its Subsidiaries have good and valid title to all properties and assets reflected in the Liquid Balance Sheet as being owned by Liquid or its Subsidiaries as of the date of the Liquid Balance Sheet. Such properties and assets are subject to no Liens except for (a) Liens reflected in the Liquid Balance Sheet, (b) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent, (c) zoning, building and land use laws imposed by any Governmental Entity (d) mechanics', carriers', workmen's, repairmen's, statutory or common law liens being contested in good faith and (e) other title defects, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which do not and would not reasonably be expected to have a Material Adverse Effect on the use of such property by Liquid or any of its Subsidiaries or otherwise have a Material Adverse Effect on Liquid and its Subsidiaries taken as a whole. All of the tangible property assets owned by Liquid and its Subsidiaries used in their businesses are in good operating condition and repair, ordinary wear and tear excepted.

      3.16. Environmental Matters. Except as set forth in Schedule 3.16 of the Liquid Schedules, neither Liquid nor any of its Subsidiaries has disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties currently or formerly owned or leased by Liquid or any of its Subsidiaries.

      3.17. Disclosure. None of the information supplied or to be supplied by or on behalf of Liquid for inclusion or incorporation by reference in the Registration Statement or the Offering Documents will, at the respective times the Registration Statement becomes effective under the Securities Act and the Schedule TO is filed with the SEC and first published, sent or given to Liquid stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Liquid for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Liquid at the time of the Liquid stockholder's meeting or Alliance stockholder's meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement and the Offering Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Liquid with respect to statements made or incorporated by reference therein about Alliance supplied by Alliance or any of its affiliates or representatives for inclusion or incorporation by reference in the Registration Statement, the Offering Documents or the Prospectus/Proxy Statement.

      3.18. Board Approval. The Board of Directors of Liquid has, by resolutions duly adopted by vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way, (i) determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, Liquid and its stockholders and declared the Offer and the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the stockholders of Liquid tender their shares pursuant to the Offer and approve the issuance of Liquid capital stock in the

Merger and directed that the issuance of Liquid capital stock in the Merger be submitted to Liquid's stockholders at the Liquid stockholders' meeting. Liquid, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger. The Board of Directors of Liquid and Merger Sub each have approved the Merger and the other transactions contemplated by this Agreement within the meaning of Section 203(b)(6) of the DGCL.

      3.19. Interim Operations of Merger Sub. The Merger Sub was formed on June 12, 2002 solely for the purposes of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      3.20. Fairness Opinion. Liquid's Board of Directors has received a written opinion from Broadview, dated as of July 14, 2002, to the effect that, as of such date, the aggregate consideration to be received and retained by the stockholders of Liquid pursuant to the Offer and the Merger is fair to the stockholders of Liquid from a financial point of view

      3.21. Rights Agreement. Liquid has taken all action so that (i) Alliance shall not be an "Acquiring Person" pursuant to the Preferred Stock Rights Agreement, dated August 7, 2001 (the "RIGHTS AGREEMENT") and (ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Rights Agreement or enable or require the Rights (as defined in the Rights Agreement) to be exercised, distributed or triggered.


                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1. Conduct of Business by Liquid.

            (a) During the period from June 12, 2002 and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Liquid, and each of its respective Subsidiaries did and shall, except to the extent that Alliance shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to (i) preserve intact its present business organization and (ii) keep available the services of its present executive officers and key employees.

            (b) Notwithstanding Section 4.1(a) above, except as provided in Exhibit A or Schedule 4.1(b) to this Agreement, without the prior written consent of Alliance, during the period from June 12, 2002 and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Liquid has not and shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

            (i) enter into any new line of business;

            (ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of it or its Subsidiaries, except pursuant to the Offer or repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on June 12, 2002;

            (iv) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Liquid Common Stock pursuant to the exercise of options or warrants outstanding as of June 12, 2002;

            (v) make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Liquid;

            (vi) cause, permit or propose any amendments to the Liquid Charter Documents or any of the organizational documents of its Subsidiaries, except to the extent necessary to comply with its obligations under
      Section 5.10;

            (vii) acquire or enter into an agreement to acquire by merger, consolidation, or purchase of the stock or assets of, any business or entity or any Person or division thereof, or otherwise acquire or agree to acquire any assets;

            (viii) enter into any joint ventures, strategic partnerships or alliances, other than licensing agreements in the ordinary course of business consistent with past practice;

            (ix) except as previously disclosed in the Liquid SEC Reports, sell, lease or otherwise dispose of any property or asset, or permit any lien or other encumbrance to be imposed on any property or asset of Liquid, in each case other than in the ordinary course of business consistent with past practice;

            (x) make any loans, advances or capital contributions to, or investments in, any other Person, other than advances for business related travel expenses made in the ordinary course of business;

            (xi) engage in any transaction with any officer, director or stockholder of Liquid, or any person with whom, to the knowledge of Liquid, any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by such persons) except for compensation and benefits received in the ordinary course of business as an employee or director of Liquid;

            (xii) enter into, modify or extend in any manner the terms of any employment, severance, consulting, or similar agreements with officers, directors or employees (except for employees terminated by Liquid in accordance with the severance policies set forth on Exhibit A) nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable (except, with respect to employees other than officers and directors, for compensation increases in the ordinary course of business and consistent with past practice), including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

            (xiii) terminate an employee of Liquid, other than terminations for cause and terminations meeting the criteria set forth in Exhibit A;

            (xiv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

            (xv) permit a change in its methods of maintaining its books, accounts or business records except as required by GAAP or the SEC, change its fiscal year, any of its accounting principles or methods by which such principles are applied for tax or financial reporting purposes;

            (xvi) enter into, terminate, fail to renew, or accelerate any license, distributorship, dealer, sales representative, joint venture, credit or other agreement if such action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

            (xvii) license any Liquid Technology or Liquid IP Rights, other than in the ordinary course of business;

            (xviii) make or change any material Tax election, settle any audit relating to Taxes pending as of June 12, 2002 or arising on or after June 12, 2002, or amend any Tax Return in any material respect;

            (xix) enter into, modify or amend in a manner adverse in any material respect to Liquid, or terminate any Liquid Material Contract or waive, release or assign any material rights or claims thereunder, other than the expiration of any Liquid Material Contract in accordance with the terms and conditions thereof;

            (xx) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of such claims, liabilities or obligations (i) in the ordinary course of business consistent with past practice or (ii) in accordance with the terms of liabilities reflected or reserved against in the Liquid Balance Sheet; provided that the foregoing shall not prohibit Liquid from paying any legal, accounting, financial advisor or financial printer fees and expenses or SEC and other regulatory filing fees incurred in connection with the Merger;

            (xxi) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any Liquid Employee Plan, to any officer, director, employee, consultant or any Affiliate of Liquid or any amount relating to unused vacation days, other than as required under applicable law; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Liquid Employee Plan with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any Liquid Benefit Plan; or amend in any respect any Liquid Employee Plan in an manner inconsistent with the foregoing;

            (xxii) except as required by law, enter into any collective bargaining agreement;

            (xxiii) terminate, amend or waive any of the confidentiality and noncompetition agreements entered into by its employees and consultants with Liquid or any of its Subsidiaries prior to the Effective Time. Such agreements shall continue to be in full force and effect immediately after the Effective Time, except for those agreements that, pursuant to their terms, terminate at or prior to the Effective Time;

            (xxiv) change or modify its policies, procedures and practices as relating to Liquid's payment of accounts payables and other liabilities incurred in the ordinary course of business; or

            (xxv) agree in writing or otherwise to take any of the actions described in (i) through (xxiv) above.

      4.2. Conduct of Business by Alliance.

            (a) During the period from June 12, 2002 and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Alliance, and each of its respective Subsidiaries did and shall, except to the extent that Liquid shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization and (ii) keep available the services of its present executive officers and key employees.

            (b) Notwithstanding Section 4.2(a) above, except as provided in
Schedule 4.2 of the Alliance Schedules, without the prior written consent of Liquid, during the period from June 12, 2002 and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Alliance has not and shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

            (i) enter into any new line of business material to Alliance and its Subsidiaries taken as a whole;

            (ii) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except

      (a) as required by the Media Agreements or (b) in connection with a spin-off, sale or other disposition by Alliance of its "All Media Guide" and "Digital On-Demand" businesses (subject to the restrictions set forth in Section 4.2(b)(vii));

            (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of it or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on June 12, 2002 or entered into the ordinary course of business consistent with past practice after June 12, 2002;

            (iv) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its common stock pursuant to the conversion of outstanding shares of Alliance Preferred Stock and the exercise of options or warrants outstanding as of June 12, 2002;

            (v) cause, permit or propose any amendments to its Charter Documents or any of the organizational documents of its Subsidiaries;

            (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof which are material, individually or in the aggregate, to the business of Alliance and its Subsidiaries taken as a whole, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Alliance and its Subsidiaries taken as a whole;

            (vii) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except (a) in the ordinary course of business consistent with past practice (b) the sale by Alliance of its "All Media Guide" and "Digital On-Demand" businesses pursuant to the Media Agreements or (c) any spin-off, sale or other disposition by Alliance of the "All Media Guide" or "Digital On-Demand" businesses; provided, however, in the event of any such spin-off, sale or other disposition permitted by clause (c) of this
      Section 4.2(b)(vii) Alliance shall not without the express written consent of Liquid, which consent shall not be unreasonably withheld, enter into any agreement that (A) significantly limits the ability of Liquid, Alliance or their respective subsidiaries to compete, including restrictions on any such company's ability to offer competitive products or services or (B) includes exclusivity provisions preventing Liquid, Alliance or their respective subsidiaries the combined company or any subsidiary of such companies from engaging in any transaction with any third party;

            (viii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans or investments by it or a Subsidiary of it to or in it or any Subsidiary of it, (ii) employee loans or advances made in the ordinary course of business or loans in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to it and its Subsidiaries taken as a whole and (iii) as permitted pursuant to the Alliance Credit Agreement;

            (ix) enter into, modify or extend in any manner the terms of any employment, severance, consulting, or similar agreements with directors and holders of more than 5% of the outstanding shares of any class of Alliance Capital Stock nor grant any increase in the compensation of directors or holders of more than 5% of the outstanding share of any class of Alliance Capital Stock, whether now or hereafter payable;

            (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, except (i) for borrowings pursuant to the Alliance Credit Agreement in the ordinary course of business and (ii) as permitted pursuant to the Alliance Credit Agreement;

            (xi) permit a change in its methods of maintaining its books, accounts or business records except as required by GAAP, change its fiscal year, any of its accounting principles or methods by which such principles are applied for tax or financial reporting purposes;

            (xii) agree in writing or otherwise to take any of the actions described in (i) through (xii) above.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1. Prospectus/Proxy Statement; Registration Statement; Offer Documents. As promptly as practicable after the execution of this Agreement, Liquid will prepare and file with the SEC the Prospectus/Proxy Statement, Liquid will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus, and Liquid will prepare and file with the SEC the Offer Documents. Alliance will provide Liquid with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement, the Registration Statement and the Offer Documents pursuant to this Section 5.1. Liquid and Alliance will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Liquid will notify Alliance promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement, the Prospectus/Proxy Statement and/or the Offer Documents. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement or the Offer Documents, Liquid or Alliance, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to stockholders of such amendment or supplement. Liquid shall provide Alliance with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement, Prospect/Proxy Statement and Offer Documents prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Liquid will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

      5.2. Meetings of Stockholders.

            (a) Meeting of Liquid Stockholders. Subject to Section 5.3(c), Liquid will take all action necessary in accordance with the DGCL and the Liquid Charter Documents to call, hold and convene a meeting of its stockholders to consider approval of the issuance of Liquid capital stock in the Merger (a "STOCKHOLDERS' MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the declaration of effectiveness of the Registration Statement by the SEC. Subject to Section 5.3(c) and the last sentence of this Section 5.2(a), Liquid will use all reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Liquid capital stock in the Merger and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of the DGCL and The Nasdaq National Market to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Liquid may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on the issuance of Liquid capital stock in the Merger or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Liquid Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Liquid shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders' Meeting are solicited in compliance with the DGCL, the Liquid Charter Documents, the rules of The Nasdaq National Market and all other applicable Legal Requirements. The Board of Directors of Liquid shall recommend by vote that the stockholders of Liquid vote in favor of the issuance of Liquid capital stock in the Merger.

            (b) Approval of Alliance Stockholders. Alliance will take all action reasonably necessary in accordance with the DGCL to obtain the adoption and approval of this Agreement and the approval of the Merger by its stockholders. The Board of Directors of Alliance shall recommend by vote that the stockholders of Alliance vote in favor of the approval and adoption of this Agreement and the approval of the Merger.

      5.3. Acquisition Proposals.

            (a) No Solicitation. Except as provided in Section 5.3(c), Liquid agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly, (i) solicit, initiate, encourage or knowingly facilitate or induce any inquiry with respect to, or the


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
making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.3(e)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(c) below), or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby. Liquid and its respective Subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any director, officer, affiliate or agent of Liquid or any of its Subsidiaries or a knowing violation of the restrictions set forth in this Section 5.3(a) by an employee (other than a director or officer) of Liquid or any of its Subsidiaries (each a "COVERED PERSON"), whether or not such Covered Person purports to act on behalf of Liquid or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3(a) by Liquid.

            (b) Notification of Unsolicited Acquisition Proposals.

            (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, Liquid shall provide Alliance with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Liquid shall keep Alliance informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide Alliance a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

            (ii) Liquid shall provide Alliance with twenty-four (24) hours prior notice of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

            (c) Superior Offers. Notwithstanding anything to the contrary contained in this Agreement, in the event that Liquid receives a Superior Offer (as defined in Section 5.3(e)) before the date of the Stockholders' Meeting, it may then take any or all of the following actions (but only if and to the extent that Liquid's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the proper discharge of its fiduciary duties):

            (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) concurrently with furnishing any such nonpublic information to such party, its gives Alliance written notice of its intention to furnish nonpublic information; (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4) and customary standstill provisions, and (C) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Alliance (to the extent such nonpublic information has not been previously so furnished); and

            (ii) withhold, withdraw, amend or modify its recommendation in favor of the Offer and the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a "CHANGE OF RECOMMENDATION") or terminate this Agreement to accept such Superior Offer as provided in Section 7.1(g), if all of the following are met:


                  (A) the Superior Offer has not been withdrawn;

                  (B) its Stockholders' Meeting has not occurred;

                  (C) it shall have provided to Alliance (i) written notice which shall state expressly that it has received a Superior Offer, the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and that it intends to effect a Change of Recommendation or termination of this Agreement to accept such Superior Offer as provided in Section 7.1(g), and (ii) a copy of all written materials provided in connection with the Superior Offer (such notice and materials to be delivered to Alliance at least five
                  (5) business days prior to taking such action which constitutes a Change of Recommendation or termination of this Agreement to accept such Superior Offer as provided in Section 7.1(g)); and

                  (D) it shall not have breached any of the provisions set forth in Section 5.2 or Section 5.3.

            (d) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit Liquid or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement.

            (e) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (i) "ACQUISITION", with respect to Liquid, shall mean any transaction or series of related transactions involving: (i) any purchase from Liquid or acquisition by any

      Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest of any class of equity securities of Liquid or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of any class of equity securities of Liquid or any of its Subsidiaries or any merger, consolidation, conversion, share exchange, recapitalization, business combination or similar transaction involving Liquid or any of its Subsidiaries (it being understood that the acceptance for payment and payment for shares of Liquid Common Stock pursuant to the Offer shall not be deemed to cause or result in an Acquisition), (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%), by value, of the assets of Liquid (including its Subsidiaries taken as a whole) or
      (iii) any liquidation or dissolution of Liquid.

            (ii) "ACQUISITION PROPOSAL," with respect to Liquid, shall mean any bona fide written offer or proposal made after the date hereof, relating to an Acquisition.

            (iii) "SUPERIOR OFFER," with respect to Liquid, shall mean an unsolicited, bona fide written offer made by a third party after the date hereof to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, a majority of the total outstanding assets or voting securities of Liquid on terms that the Board of Directors of Liquid by a majority vote has in good faith determined, if consummated in accordance with its terms and after consultation with outside legal counsel and its financial adviser, (A) is superior to the Offer and the Merger from a financial point of view, (B) is reasonably capable of being consummated and (C) is not subject to any financing contingency. For purposes of this Agreement, any Superior Offer is an Acquisition Proposal.

      5.4. Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

            (a) Confidentiality. The parties acknowledge that Alliance and Liquid have previously executed a Confidentiality Agreement in October 2000, as amended in March 2002 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

            (b) Access to Information. Each of Alliance and Liquid will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information

            (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

      5.5. Public Disclosure. Without limiting any other provision of this Agreement, Liquid and Alliance will consult with each other and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with The Nasdaq National Market or any other applicable national securities exchange.

      5.6. Regulatory Filings; Reasonable Efforts.

            (a) Regulatory Filings. Each of Liquid and Alliance shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Liquid and Alliance shall make all filings required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation, (i) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) the Schedule TO and the SEC exemption under Regulation M, (iv) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and
(v) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Liquid and Alliance will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

            (b) Exchange of Information. Liquid and Alliance each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Alliance and Liquid shall consult with the other prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Liquid and Alliance need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

            (c) Notification. Each of Liquid and Alliance will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Liquid or Alliance, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

            (d) Reasonable Efforts. Subject to the express provisions of Section
5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents and the SEC exemptive order under Regulation M, (iv) the filing of the Offering Documents and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Liquid and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Offer and the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Offer and the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Offer and the Merger, this Agreement and the transactions contemplated hereby.

      5.7. Notification of Certain Matters.

            (a) By Alliance. Alliance shall give prompt notice to Liquid of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Alliance to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

            (b) By Liquid. Liquid shall give prompt notice to Alliance of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Liquid to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

      5.8. Third-Party Consents. As soon as practicable following the date hereof, Liquid and Alliance will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

      5.9. Indemnification of Officers and Directors. All rights to indemnification existing in favor of those Persons who are officers and directors of Liquid, Alliance and their respective Subsidiaries as of the date of this Agreement for their acts and omissions occurring prior to the Effective Time, whether provided in Liquid's or Alliance's Charter Documents (as in effect as of the date of this Agreement) or as provided in indemnification agreements between Liquid and said officers and directors (as in effect as of the date of this Agreement) shall survive the Merger and shall be observed by Liquid to the fullest extent permitted by the DGCL until not earlier than the sixth anniversary of the Effective Time.

            (a) Liquid agrees that until six (6) years from the Effective Time, Liquid shall (i) indemnify, defend and hold harmless the present and former officers, directors and stockholders of Alliance and its Subsidiaries and the present and former officers and directors of Liquid (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and other expenses of investigation or litigation, including on appeal), claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time and (ii) advance expenses as incurred.

            (b) From the Effective Time until the sixth anniversary of the Effective Time, Liquid shall maintain in effect, for the benefit of the Indemnified Persons with respect to claims arising from or related to facts or events which occurred at or before the Effective Time in an amount, on terms, and with scope of coverage comparable to those applicable to, the current directors' and officers' of each of Liquid and Alliance.

            (c) The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the Liquid Indemnified Persons by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Liquid Indemnified Persons, and their respective heirs and representatives.

      5.10. Directors and Officers of Liquid After the Effective Time. Liquid shall use commercially reasonable efforts to obtain from those officers and directors, who are not designated as a director or officer of Liquid after the Effective Time, a voluntary resignation from such position(s) effective immediately after the Effective Time, provided that prior to the Effective Time, Liquid shall designate such number of individuals to remain as members of the board of directors of Liquid after the Effective Time (the "LIQUID DESIGNEES") so that the Liquid Designees will constitute one-third (1/3) of the members of the board of directors of Liquid. The Liquid Designees (a) shall be entitled to serve on the board of directors of Liquid until at least the first anniversary of the Effective Time and (b) shall appoint, on the Closing Date and immediately prior to the Effective Time, pursuant to the Bylaws of Liquid, that number of individuals designated by Alliance as directors of Liquid (the "ALLIANCE DESIGNEES") so that the Alliance Designees will constitute two-thirds (2/3) of the members of the board of directors of Liquid. Liquid and Alliance shall select designees so that the directors of Liquid after the Effective Time satisfy the Qualitative Listing Requirements of The Nasdaq National Market.

      5.11. Nasdaq Listing. Prior to the Effective Time, Liquid shall file with The Nasdaq National Market a Notification Form: Listing of Additional Shares with respect to the Liquid capital stock issuable, and those required to be reserved for issuance, in connection with the Merger. Liquid and Alliance shall mutually cooperate to fulfill the requirements of maintaining Liquid's listing on The Nasdaq National Market after the Effective Time.

      5.12. Alliance Affiliates; Restrictive Legend. Alliance will use all reasonable efforts to deliver or cause to be delivered to Liquid, prior to the Effective Time, from each person who may reasonably be deemed to be an affiliate of Alliance for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act. Liquid will give stop transfer instructions to its transfer agent with respect to any Liquid Common Stock received pursuant to the Merger by any stockholder of Alliance who may reasonably be deemed to be an affiliate of Alliance for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such Liquid Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to the Surviving Corporation, in form and substance that such transfer is exempt from registration under the Securities Act.

      5.13. Tax Matters. Neither Liquid or Alliance will, nor will they permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of
Section 368(a) of the Code.

      5.14. Conversion of Alliance Preferred Stock. Alliance shall effect a conversion of all outstanding Alliance Preferred Stock into Alliance Common Stock immediately prior to the Effective Time.

      5.15. 401(k) Pension Plan. If it is determined by agreement of Alliance and Liquid after mutual diligence that the Alliance Employee Plan(s) intended to include a Code Section 401(k) arrangement should be terminated, effective as of the day immediately preceding the Closing Date, Alliance and its Affiliates, as applicable, shall each terminate any Alliance Employee Plan(s) intended to include a Code Section 401(k) arrangement (the "ALLIANCE 401(K) PLAN(S)"). If Alliance and Liquid agree to terminate the Alliance 401(k) Plans, Alliance shall provide Liquid with evidence that such Alliance 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Alliance's Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Liquid. Alliance also shall take such other actions in furtherance of terminating such Alliance 401(k) plan(s) as Liquid may reasonably require.

      5.16. Section 16 Exemption. Prior to the Effective Time, the board of directors of Liquid shall adopt resolutions approving the issuance of shares of Liquid Common Stock to the officers and directors of Alliance who will become officers and directors of Liquid immediately after the Effective Time in accordance with SEC Rule 16b-3, as promulgated under the Exchange Act.

      5.17. Registration Rights. Liquid and the Principal Stockholder shall negotiate in good faith mutually acceptable terms concerning registration rights applicable to the shares of Liquid Common Stock issued to the Principal Stockholder in connection with the Merger on the principal terms set forth on Exhibit B.

      5.18. Increasing Authorized Liquid Common Stock after Merger. As soon as practicable following the Effective Time, Liquid will take all action necessary in accordance with the DGCL and the Liquid Charter Documents to call, hold and convene a meeting of its stockholders to consider approval of an amendment to Liquid's Certificate of Incorporation to increase the total number of shares of Liquid Common Stock that Liquid is authorized to issue to at least 100,000,000. Liquid will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of such amendment and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the DGCL and The Nasdaq National Market to obtain such approval. Liquid shall ensure that such stockholders' meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with such stockholders' meeting are solicited in compliance with the DGCL, the Liquid Charter Documents, the rules of The Nasdaq National Market and all other applicable Legal Requirements. The Board of Directors of Liquid shall recommend by vote that the stockholders of Liquid vote in favor of the approval and adoption of such amendment.

      5.19. Alternative Arrangements. In the event that the Voting Condition is satisfied but less than the Maximum Amount is validly tendered and not withdrawn pursuant to the Offer, the parties shall negotiate in good faith to effect alternative arrangements that would preserve for the parties (and their respective stockholders) the economic, voting and other material benefits of the transactions contemplated by this Agreement.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) Stockholder Approvals.

            (i) This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the respective stockholders of Alliance and Merger Sub.

            (ii) The issuance of Liquid capital stock in the Merger shall have been duly approved by the requisite vote under applicable law and the rules of The Nasdaq National Market by the stockholders of Liquid.

            (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger.

            (c) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

            (d) HSR Act; Other Antitrust Filings. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All other material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained

            (e) Tax Opinions. Alliance and Liquid shall have each received written opinions from their tax counsel, Munger, Tolles & Olson, LLP and Milbank, Tweed, Hadley & McCloy LLP, respectively, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel of either Liquid or Alliance does not render such opinion, this condition shall nonetheless be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

            (f) Lender Consent. All of the conditions precedent in the Lender Consent shall have been satisfied.

      6.2. Additional Conditions to Obligations of Alliance. The obligation of Alliance to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Alliance:

            (a) Representations and Warranties. The representations and warranties of Liquid set forth in Article III shall have been accurate on the date made and shall be accurate as of the Effective Time as if made as of the Effective Time, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on Liquid taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article III shall be inapplicable).

            (b) Agreements and Covenants. Liquid shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Alliance shall have received a certificate to such effect signed on behalf of Liquid by an executive officer of Liquid.

            (c) Nasdaq Listing. Effective as of the Closing Date the Liquid Common Stock issued in connection with the Merger shall be listed on The Nasdaq National Market.

            (d) Certificate. Liquid shall furnish Alliance with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and 6.2(b).

            (e) Alliance Board Representation. The Alliance Designees shall have been appointed to terms of service on the Board of Directors of Liquid, such service to become effective as of the Effective Time.

            (f) Liquid Pre-Effective Time Capitalization. Liquid shall furnish Alliance with a certificate from its appropriate officers setting forth the capitalization of Liquid immediately prior to the Effective Time setting forth
(i) the number of shares of Liquid Common Stock issued and outstanding as of such time and (ii) the number of issued and outstanding options to acquire Liquid Common Stock under the Liquid Option Plans as of such time.

            (g) Cash Balance. At the Effective Time, Liquid shall have a cash balance equal to or greater than $82,300,000 minus (x) the product of (i) $1,750,000 multiplied by (ii) the number of whole calendar months and in the case of any partial calendar month, the applicable fractional portion of such calendar month, for the period between June 12, 2002 and the Effective Time, plus (y) any costs, expenses or fees incurred by Liquid in connection with (i) reductions in Liquid's workforce after June 12, 2002 to the extent such reductions meet the criteria set forth in Exhibit A hereto, (ii) legal and accounting fees in connection with the Agreement, the Offer and the Merger in an amount not to exceed $3,000,000, (iii) financial advisor fees payable to Broadview in connection with the Agreement, the Offer and the Merger, (iv) financial printer fees in connection with the Agreement, the Offer and the Merger, (v) SEC and other regulatory filing fees in connection with the Agreement, the Offer and the Merger, and (vi) maintaining Liquid's existing policy for directors' and officers' liability insurance in effect as of the date of this Agreement, plus (z) $30,000,000 to be used to pay for the purchase of Liquid Common Stock in the Offer.

            (h) Material Adverse Effect. There shall not have occurred a Material Adverse Effect on Liquid and its Subsidiaries taken as a whole.

            (i) Undisclosed Liabilities. Other than liabilities (i) disclosed
Schedule 3.9 of the Liquid Schedules, (ii) disclosed or provided for in the Liquid Balance Sheet, (iii) incurred since the date of the Liquid Balance Sheet in the ordinary course of business consistent with past practices, and (iv) liabilities incurred pursuant to this Agreement; Liquid shall not have incurred any liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise) in an aggregate amount greater than $1,500,000.

      6.3. Additional Conditions to the Obligations of Liquid. The obligations of Liquid to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing

Date of each of the following conditions, any of which may be waived, in writing, exclusively by Liquid:

            (a) Representations and Warranties. The representations and warranties of Alliance set forth in Article II shall have been accurate on the date made and shall be accurate as of the Effective Time as if made as of the Effective Time, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on Alliance, taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article II shall be inapplicable).

            (b) Agreements and Covenants. Alliance shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Liquid shall have received a certificate to such effect signed on behalf of Alliance by an authorized senior executive officer of Alliance.

            (c) Alliance Pre-Effective Capitalization. Alliance shall furnish Liquid with a certificate from its appropriate officers setting forth the capitalization of Alliance immediately prior to the Effective Time, after giving effect to the conversions of Alliance Preferred Stock, setting forth (i) the number of shares of Alliance Common Stock issued and outstanding as of such time and (ii) the number of issued and outstanding options and warrants to acquire Alliance Common Stock pursuant to Alliance Options and Alliance Warrants as of such time.

            (d) Material Adverse Effect. There shall not have occurred a Material Adverse Effect on Alliance and its Subsidiaries taken as a whole.

            (e) Conversion of Preferred Stock. All shares of Alliance Preferred Stock shall have been converted into Alliance Common Stock prior to the Effective Time.


                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

      7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Alliance or Liquid:

            (a) by mutual written consent of Liquid and Alliance;

            (b) by either Alliance or Liquid if the Merger shall not have been consummated by December 31, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

            (c) by either Alliance or Liquid if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer and the Merger, which order, decree, ruling or other action is final and nonappealable;

            (d) by either Alliance or Liquid if the approval of the stockholders of Liquid for the issuance of Liquid capital stock in the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Liquid stockholders duly convened therefor or at any adjournment thereof;

            (e) by either Alliance or Liquid if the approval of the stockholders of Alliance for the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Alliance stockholders duly convened therefore or at any adjournment thereof;

            (f) by Alliance (at any time prior to the approval of the issuance of Liquid capital stock in the Merger by the required vote of the stockholders of Liquid) if a Triggering Event (as defined below) has occurred;

            (g) by Liquid in connection with simultaneously entering into definitive agreements related to a Superior Offer in accordance with Section 5.3(c); provided, Liquid has complied with all provisions hereof, including the notice provisions of Section 5.3(c), and that Liquid simultaneously makes payment to Alliance of the Termination Fee;

            (h) by Alliance, upon a breach of any representation, warranty, covenant or agreement on the part of Liquid set forth in this Agreement, or if any representation or warranty of Liquid shall be or have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach is not cured within 20 days following delivery by Alliance to Liquid of written notice of such breach (except in the case of a breach that is not curable or efforts to cure such breach have ceased);

            (i) by Liquid, upon a breach of any representation, warranty, covenant or agreement on the part of Alliance set forth in this Agreement, or if any representation or warranty of Alliance shall be or have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach is not cured within 20 days following delivery by Liquid to Alliance of written notice of such breach (except in the case of a breach that is not curable or efforts to cure such breach have ceased); or

            (j) by either Alliance or Liquid if the SEC shall have declined to grant an exemption from the requirements of Rule 102 of Regulation M in connection with the Offer and the Merger, unless counsel to Liquid advises Liquid in writing that Liquid may proceed with the Offer and the Merger as contemplated by this Agreement in the absence of such exemption.

      For the purposes of this Agreement, a "TRIGGERING EVENT," with respect to Liquid, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof by a majority vote shall for any reason have withdrawn or shall have amended or modified, in a manner adverse to Alliance, its recommendation in favor of, the approval of the issuance of Liquid capital stock in the Merger or that the Liquid stockholders tender their shares pursuant to the Offer, (ii) it shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor of the approval of the issuance of Liquid capital stock in the Merger or in the Offering Documents the recommendation of its Board of Directors that the Liquid stockholders tender their shares pursuant to the Offer, (iii) its Board of Directors or any committee thereof by a majority vote shall have approved or recommended any Acquisition Proposal, (iv) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the other party hereto and Liquid shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of Liquid recommends rejection of such tender or exchange offer or
(v) Liquid enters into agreements related to a Superior Offer.

      7.2. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or relieve Alliance or the Principal Stockholder from any liability for a breach of the Voting Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3. Fees and Expenses.

            (a) General. Except as set forth in Section 7.3(b) below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, provided that the fees and expenses (i) of the financial printer incurred in connection with the preparation and mailing of the Registration Statement and Prospectus/Proxy Statement and (ii) relating to compliance with the HSR Act shall be shared equally by Alliance and Liquid.

            (b) Payment by Liquid.

            (i) In the event that (A) this Agreement is terminated by Liquid or Alliance pursuant to Section 7.1(b), (B) this Agreement is terminated by Alliance, pursuant to Section 7.1(f), or (C) this Agreement is terminated by Liquid pursuant to Section 7.1(g), Liquid shall promptly, but in no event later than one (1) day after the date of such termination, pay Alliance a termination fee equal to $3,000,000 payable by wire transfer of same day funds, provided that in the case of termination pursuant to
      Section 7.1(b) such payment shall be made only if within twelve (12) months following the termination of this Agreement Liquid enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this sentence, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.3(e) except that references to "10%" in the definition of "Acquisition" shall be deemed to be references to "50%" and a liquidation or dissolution of Liquid shall not be deemed an

      Acquisition Proposal) and such payment shall be made promptly, but in no event later than two (2) business days after entering into such Acquisition Proposal.

            (ii) In the event that this Agreement is terminated by Alliance or Liquid pursuant to Section 7.1(d) or Section 7.1(j), (A) Liquid shall promptly, but in no event later than one (1) day after the date of such termination, pay Alliance a termination fee equal to $1,000,000 and (B) in the event that within twelve (12) months after such termination, Liquid enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this sentence, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 5.3(e) except that references to "10%" in the definition of "Acquisition" shall be deemed to be references to "50%" and a liquidation or dissolution of Liquid shall not be deemed an Acquisition Proposal), Liquid shall pay, as of the date Liquid enters into such definitive agreement with respect to or consummates such Acquisition Proposal, whichever is earlier, a fee equal to $750,000 or (C) in the event that within six (6) months after such termination, Liquid completes a liquidation or dissolution, a fee equal to $750,000.

      7.4. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Liquid and Alliance, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Liquid and Alliance.

      7.5. Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1. Non-Survival of Representations and Warranties. The representations and warranties of Alliance and Liquid contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

      8.2. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            (a)   if to Alliance, to:

                  Alliance Entertainment Corp.
                  4250 Coral Ridge Drive
                  Coral Springs, Florida 33065
                  Attention:  Chief Executive Officer
                  Telecopy No.:  (954) 344-7173

                  with a copy to:

                  Munger, Tolles & Olson LLP
                  355 South Grand Avenue, 35th Floor
                  Los Angeles, California 90071-1560
                  Attn:  Robert B.  Knauss, Esq.
                  Telecopy No.:  (213) 687-3702

            (b)   if to Liquid, to:

                  Liquid Audio, Inc.
                  800 Chesapeake Drive
                  Redwood City, California 94063
                  Attention:  Chief Executive Officer
                  Telecopy No.:  (650) 549-2199

                  with a copy to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  1 Chase Manhattan Plaza
                  New York, NY  10005
                  Attention:  Lawrence Lederman, Esq.
                  Telecopy No.:  (212) 822-5732

      8.3. Interpretation.

            (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "INCLUDE," "INCLUDES" and "INCLUDING," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Alliance Schedules with regard to a representation of Alliance, or in the Liquid Schedules with regard to a representation of Liquid, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is readily apparent.

            (b) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "EFFECT"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impede the ability or authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) in the case of Liquid, any change in such entity's stock price or trading volume, in and of itself, (C) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect) or (E) in the case of Liquid, (i) the failure to meet published or internal earnings, revenue estimates or projections or (ii) the continuing loss of money resulting from the business operations of Liquid.

            (c) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5. Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Alliance Schedules and the Liquid Schedules, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder except for those individuals referenced in Section 5.9.

      8.6. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      8.9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11. Waiver of Jury Trial. EACH OF LIQUID AND ALLIANCE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF LIQUID OR ALLIANCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      8.12. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date banks in the State of California are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    LIQUID AUDIO, INC.




                                    By:_________________________________
                                       Name:____________________________
                                       Title:___________________________




                                    APRIL ACQUISITION CORP.




                                    By:_________________________________
                                       Name:____________________________
                                       Title:___________________________




                                    ALLIANCE ENTERTAINMENT CORP.




                                    By:_________________________________
                                       Name:____________________________
                                       Title:___________________________




                      [SIGNATURE PAGE TO MERGER AGREEMENT]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    LIQUID AUDIO, INC.




                                    By:_________________________________
                                       Name:____________________________
                                       Title:___________________________




                                    APRIL ACQUISITION CORP.




                                    By:_________________________________
                                       Name:____________________________
                                       Title:___________________________




                                    ALLIANCE ENTERTAINMENT CORP.




                                    By:_________________________________
                                       Name:____________________________
                                       Title:___________________________




                     [SIGNATURE PAGE TO MERGER AGREEMENT]

                                    EXHIBIT A

                                    SEVERANCE

A. Basis for Termination: (i) the employment position held by the Liquid employee is being eliminated; (ii) two or more employment positions are being consolidated into one position due to the elimination of projects; (iii) redundancy in the employment position upon completion of the Merger; or (iv) reduction of work to be done as a result of the Merger.

B. Severance Payments: For Liquid employees, other than executive officers, the amount of severance is between four to six weeks worth of salary. For executive officers as of June 12, 2002, the severance is between three and six months salary.

C. Capitalized terms in this Exhibit A shall have the same meaning as set forth in the Amended and Restated Agreement and Plan of Merger dated June 12, 2002 and as amended and restated as of July 14, 2002, among Liquid, the Merger Sub and Alliance.

                                    EXHIBIT B

                               REGISTRATION RIGHTS

A. Demand Registration Rights. Three demand registration rights, with the first such right exercisable no earlier than three months after the Closing Date.

B.    Piggyback Registration Rights.  Unlimited.

C.    Term.  Five (5) years.

D. Other. Other customary terms and conditions to be negotiated in good faith by the parties.

                                    EXHIBIT C

                             CONDITIONS TO THE OFFER


            The capitalized terms used in this Exhibit C shall have the meanings ascribed to them in the Amended and Restated Agreement and Plan of Merger to which it is attached, except that the term "MERGER AGREEMENT" shall be deemed to refer to such Amended and Restated Agreement and Plan of Merger.

            Notwithstanding any other provision of the Offer, Liquid shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Liquid's obligation to pay for or return tendered shares of Liquid Common Stock promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered shares of Liquid Common Stock, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any shares of Liquid Common Stock not then paid for, if (i) the issuance of shares of Liquid capital stock in the Merger shall not have been approved by the requisite vote of the stockholders of Liquid (the "VOTE CONDITION") or (ii) at any time on or after the date of the Merger Agreement and before the time of payment for any such shares of Liquid Common Stock (whether or not any shares of Liquid Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect:

            (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any court of competent jurisdiction or other competent Governmental Entity which, directly or indirectly, prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of shares of Liquid Common Stock pursuant to the Offer or the consummation of the Merger;

            (b) there shall be instituted or pending any action, suit or proceeding brought by a Governmental Entity (1) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or (2) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

            (c) the Merger Agreement shall have been terminated in accordance with its terms; or

            (d) Liquid and Alliance shall have agreed that Liquid shall amend the Offer to terminate the Offer or postpone the payment for shares of Liquid Common Stock thereunder;

which in the sole judgment of Liquid, in any such case, and regardless of the circumstances (including any action or inaction by Liquid giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.
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The foregoing conditions are for the sole benefit of Liquid, may be asserted by
Liquid regardless of the circumstances (including any action or inaction by Liquid or any of its Subsidiaries) giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Liquid, in whole or in part at any time and from time to time in the sole discretion of Liquid. The failure by Liquid at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.